Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-253432

Product Supplement

Dated May 20, 2021

(To Prospectus dated February 24, 2021)

Callable Exchangeable Notes

Linked to an Equity or a Basket of Equities

UBS AG may offer and sell callable exchangeable notes (the “Notes”) from time to time. Each of the Notes may be linked to one of the following:

➢	a common stock, including an American depositary receipt (an “ADR”), of a specific company (an “underlying equity” or an “underlying asset”), or
➢	a weighted basket (an “underlying basket”) comprised of underlying equities (each a “basket asset”).

This product supplement describes some of the general terms and features that may apply to the Notes and the general manner in which they may be offered. The applicable pricing supplement (the “applicable pricing supplement”) to this product supplement will describe the specific terms of any Notes that we offer, including (i) the underlying asset(s) or underlying basket(s) and (ii) the specific manner in which such Notes may be offered, and such terms may supplement or differ from those herein.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, this product supplement and the applicable pricing supplement, the following hierarchy will govern: first, the applicable pricing supplement; second, this product supplement; and last, the accompanying prospectus.

Unless otherwise specified in the applicable pricing supplement, the general terms of the Notes are described in this product supplement and include the following:

Issuer:	UBS AG (“UBS”)

Booking Branch:	The booking branch of UBS will be specified in the applicable pricing supplement.

Issue Price:	Unless otherwise specified in the applicable pricing supplement, the issue price per Note will be set equal to 100% of the principal amount of each Note.

Trade Date:	As specified in the applicable pricing supplement, subject to postponement in the event of a market disruption event as described under “General Terms of the Notes—Market Disruption Events”.

Settlement Date:	As specified in the applicable pricing supplement, subject to postponement in the event of a market disruption event as described under “General Terms of the Notes—Market Disruption Events”.

Valuation Date(s):	One or more dates specified in the applicable pricing supplement on which the applicable level of an underlying asset or underlying basket will be observed, subject to postponement in the event of a market disruption event as described under “General Terms of the Notes—Market Disruption Events” and “—Valuation Dates”.

Valuation Period(s):	If applicable, one or more periods specified in the applicable pricing supplement on which the applicable level of an underlying asset or underlying basket will be observed, subject to postponement in the event of a market disruption event as described under “General Terms of the Notes—Market Disruption Events” and “—Valuation Periods”. For the avoidance of doubt, “valuation period” may refer to a period consisting of a single valuation date.

Payment Date(s):	As specified in the applicable pricing supplement, subject to postponement in the event of a market disruption event as described under “General Terms of the Notes—Market Disruption Events” and “—Payment Dates”.

Maturity Date:	As specified in the applicable pricing supplement, subject to postponement in the event of a market disruption event as described under “General Terms of the Notes—Market Disruption Events” and “—Maturity Date”.

Principal Amount:	Unless otherwise specified in the applicable pricing supplement, each Note will have a principal amount of $1,000 per Note with a minimum investment of 1 Note ($1,000).

No Listing:	The Notes will not be listed or displayed on any securities exchange or any electronic communications network, unless otherwise specified in the applicable pricing supplement.

Calculation Agent:	Unless otherwise specified in the applicable pricing supplement, UBS Securities LLC.

See “Risk Factors” beginning on page PS-5 of this product supplement for risks related to an investment in the Notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

UBS Investment Bank	UBS Securities LLC

Product Supplement dated May 20, 2021

TABLE OF CONTENTS

Product Supplement

Product Supplement Summary	PS-1
Risk Factors	PS-5
General Terms of the Notes	PS-14
Use of Proceeds and Hedging	PS-32
Material U.S. Federal Income Tax Consequences	PS-33
Certain ERISA Considerations	PS-39
Supplemental Plan of Distribution (Conflicts of Interest)	PS-40

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	69
Benefit Plan Investor Considerations	71
Plan of Distribution	73
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

ADDITIONAL INFORMATION ABOUT THE NOTES

You should read this product supplement together with the prospectus dated February 24, 2021, titled “Debt Securities and Warrants”, relating to our Medium-Term Notes, Series B, of which the Notes are a part, and any applicable pricing supplement related to the Notes that we may file with the Securities and Exchange Commission (the “SEC”) from time to time. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

➢	Prospectus dated February 24, 2021:

http://www.sec.gov/Archives/edgar/data/1114446/000119312521054082/d138688d424b3.htm

Our Central Index Key, or CIK, on the SEC website is 0001114446.

You should rely only on the information incorporated by reference or provided in this product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this product supplement is accurate as of any date other than the date on the front of the document.

ii

Product Supplement Summary

This product supplement describes terms that will apply generally to the Notes. On the trade date, UBS AG will prepare a pricing supplement. The applicable pricing supplement will specify the underlying asset or underlying basket and the specific pricing terms for that issuance and will indicate any changes to the general terms specified below. You should read the applicable pricing supplement in conjunction with this product supplement and the accompanying prospectus.

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this product supplement, when we refer to the “Notes”, we mean the Notes as such term is defined herein. Also, references to the “accompanying prospectus” mean the accompanying prospectus, titled “Debt Securities and Warrants”, dated February 24, 2021, of UBS.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, this product supplement and the applicable pricing supplement, the following hierarchy will govern: first, the applicable pricing supplement; second, this product supplement; and last, the accompanying prospectus.

What Are the Notes?

The Notes are medium-term unsubordinated and unsecured debt securities issued by UBS AG whose return is linked to the performance of an underlying asset or an underlying basket. The underlying asset or underlying basket will be specified in the applicable pricing supplement to this product supplement.

Unless otherwise specified in the applicable pricing supplement, the principal amount of each Note will be $1,000 (with a minimum investment of 1 Note ($1,000)) and the issue price per Note will be the principal amount. Purchases in excess of the minimum investment may be made in integrals of one Note.

Regardless of how the underlying equity or underlying basket performs, for each offering of the Notes in which you invest, unless otherwise specified in the applicable pricing supplement, we will pay you interest on your principal amount during the term of the Notes, periodically in arrears, at the coupon rate per annum and on the coupon payment dates set forth in the applicable pricing supplement for each offering of the Notes.

If specified in the applicable pricing supplement, you may elect to require UBS to exchange your Notes, in whole or in part, prior to the maturity date (an “exchange right”) on any business day during a specified period (the “exchange period”). You must comply with the exchange procedures described under “General Terms of the Notes—Exchange Right—Exchange Procedures” in order to exchange your Notes. If the Notes are exchanged pursuant to an exercise of the exchange right, UBS will pay you an amount in cash for each exchanged Note equal to the final conversion value (as defined below) on the third business day following the applicable final valuation date (the “exchange right settlement date”) plus any accrued and unpaid coupon to and including the applicable exchange right settlement date. After your Notes are exchanged pursuant to an exercise of the exchange right, no further amounts will be owed to you under the exchanged Notes.

Upon maturity, UBS will deliver to you for each Note that you own an amount in cash equal to the greater of (i) the principal amount per Note and (ii) the final conversion value.

If specified in the applicable pricing supplement, UBS may, in its sole discretion, redeem your Notes in whole, but not in part, on any trading day (an “issuer call”) during a specified period (the “issuer call period”), for an amount in cash equal to the greater of (i) the principal amount per Note or (ii) the final conversion value, plus any accrued and unpaid coupon to and including the call date. We will deliver notice of our election to redeem the Notes and specify the date on which the Notes will be redeemed (the “call date”) at least three (3) trading days prior to the call date. We may deliver our call notice prior to the issuer call period and therefore may redeem the Notes pursuant to an issuer call as early as the first trading day during the issuer call period. We will not deliver a call notice later than the fourth trading day preceding the valuation period. See “General Terms of the Notes—Issuer Call” herein.

Any payment on the Notes is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

PS-1

The “final conversion value” is an amount calculated as follows:

If the final conversion value will be determined based on a single valuation date:

➢	With respect to Notes linked to an underlying equity, the final conversion value will be calculated as the product of the share exchange amount multiplied by the closing level of the underlying equity on the applicable valuation date.

➢	With respect to Notes linked to an underlying basket, the final conversion value will be calculated as the sum of the basket asset cash values for each basket asset. For the purposes of determining the final conversion value for Notes linked to an underlying basket, the “basket asset cash value” means, with respect to a basket asset, an amount of cash equal to the product of the share exchange amount for such basket asset multiplied by the closing level of such basket asset on the applicable valuation date.

If the final conversion value will be determined based on multiple valuation dates:

➢	With respect to Notes linked to an underlying equity, the final conversion value will equal the arithmetic mean of the conversion values on each valuation date. The “conversion value” with respect to each valuation date will equal the product of the share exchange amount multiplied by the closing level of the underlying equity on such valuation date.

➢	With respect to Notes linked to an underlying basket, the final conversion value will equal the arithmetic mean of the conversion values on each valuation date. The “conversion value” with respect to each valuation date will be calculated as the sum of the basket asset cash values for each basket asset. For the purposes of determining a conversion value for Notes linked to an underlying basket, the “basket asset cash value” means, with respect to a basket asset for each valuation date the product of the share exchange amount for such basket asset multiplied by the closing level of the underlying equity on such valuation date.

The applicable valuation dates will be as specified in the applicable pricing supplement. As used herein, “final valuation date” may refer, as context requires, to (i) the last occurring valuation date in circumstances where the applicable valuation period consists of multiple valuation dates, or (ii) the valuation date in circumstances where the applicable valuation period consists of only one valuation date.

If the Notes are subject to an issuer call, the valuation date will be third trading day prior to the call date unless otherwise specified in the applicable pricing supplement. The applicable pricing supplement will specify the relevant valuation period with respect to any issuer call.

If you exercise an exchange right, the valuation date will be the day on which the calculation agent determines that you have properly notified UBS of your desire for UBS to exchange the Notes in accordance with the procedures described under “General Terms of the Notes—Exchange Right—Exchange Procedures” herein, unless otherwise specified in the applicable pricing supplement.

As used in this product supplement, “share exchange amount” means (i) with respect to Notes linked to an underlying equity, a number of shares of the underlying equity as specified in the applicable pricing supplement, or (ii) with respect to Notes linked to an underlying basket, for each basket asset, a number of shares of such basket asset as specified in the applicable pricing supplement. The share exchange amount for an underlying equity or a basket asset may be adjusted in the case of certain corporate events as described under “General Terms of the Notes—Antidilution Adjustments” herein and will be adjusted in the case of regular quarterly dividends that exceed or fall short of the target cash dividend as described under “General Terms of the Notes—Antidilution Adjustments—Increased and Decreased Regular Quarterly Dividends” herein.

A “conversion premium amount” means an amount that will be specified in the applicable pricing supplement.

A “target cash dividend” means with respect to an underlying equity or each basket asset, a specific amount of regular quarterly dividends per calendar quarter as specified in the applicable pricing supplement. The first calendar quarter shall be deemed to commence on the day after the trade date specified in the applicable pricing supplement.

Investing in the Notes involves significant risks. You may lose some or all of your principal amount upon the exercise of your exchange right.

PS-2

Specific Terms of Each Note Will Be Described in the Applicable Pricing Supplements

In addition to the terms described elsewhere in this product supplement, the following general terms may apply to the Notes. The applicable pricing supplement accompanying this product supplement will describe the specific terms of your Notes. The terms described therein modify or supplement those described herein and in the accompanying prospectus. The applicable pricing supplement may use different defined terms than those used herein to describe the Notes.

You should read any applicable pricing supplement in conjunction with this product supplement and the accompanying prospectus.

The Notes are Part of a Series

The Notes are part of a series of debt securities entitled “Medium-Term Notes, Series B” that we may issue from time to time under our indenture, which is described in the accompanying prospectus. This product supplement summarizes general financial and other terms that apply to the Notes. Terms that apply generally to all Medium-Term Notes, Series B are described in “Description of Debt Securities We May Offer” in the accompanying prospectus.

We may issue separate offerings of the Notes that may be identical in all respects, except that each offering may provide different payment or return features, be linked to the performance of a different underlying asset or underlying basket and will be subject to the particular terms of the respective Notes set forth in the applicable pricing supplement. Each offering of the Notes is a separate and distinct security and you may invest in one or more offerings of the Notes as specified in the applicable pricing supplement. The performance of each offering of the Notes will depend solely upon the performance of the underlying asset or underlying basket to which such offering is linked and will not depend on the performance of any other offering of the Notes.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. You may lose some or all of your principal amount upon the exercise of your exchange right.

Any payment or delivery on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

What are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences” and discuss the tax consequences of your particular situation with your tax advisor.

Except as otherwise set forth in the applicable pricing supplement, we intend to treat the Notes for United States federal income tax purposes as debt instruments subject to special rules governing contingent payment debt instruments. Under these rules, U.S. holders will generally be required to pay taxes on ordinary interest income from the Notes over their term on a constant yield to maturity based upon a comparable yield of the Notes, even though such income may exceed the coupon payments received (and periodic coupon payments should not be subject to additional tax on receipt). A U.S. holder’s cost basis in the Notes will be increased by the amount that is required to be included in income and decreased by the amount of coupon payments received. The comparable yield and projected payment schedule is neither a prediction nor a guarantee of what actual payments will be received with respect to the Notes.

A U.S. holder will recognize gain or loss on the sale, exchange, put, redemption at maturity, on exercise of the exchange right, or upon an issuer call in an amount equal to the amount realized and the U.S. holder’s adjusted tax basis in the Notes. Any gain will be treated as additional ordinary interest income and any loss will be an ordinary loss to the extent of interest included in income with respect to the Notes, with any excess loss being a capital loss.

For a more complete discussion of the material United States federal income tax consequences of an investment in the Notes, including tax consequences applicable to non-U.S. holders, please see the discussion under “Material U.S. Federal Income Tax Consequences” and consult your tax advisor.

PS-3

You should consult your tax advisor regarding the application of U.S. federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

PS-4

Risk Factors

Risk Factors

The return on the Notes is linked to the performance of an underlying asset or underlying basket. Investing in the Notes is not equivalent to a direct investment in the applicable underlying asset, underlying basket or basket assets. This section describes the most significant risks relating to the Notes. We urge you to read the following information about these risks, together with the specific risks of your Notes described in the applicable pricing supplement, the other information in this product supplement and the accompanying prospectus before investing in the Notes.

RISKS RELATED TO CREDIT AND RETURN CHARACTERISTICS

The Notes differ from conventional debt securities and may not return any or all of your principal amount. You may lose some, a significant portion or all of your principal amount. The return on the Notes is linked to the performance of the underlying equity or underlying basket and will depend on whether, and the extent to which, the final conversion value is greater (and in the case of an exercise of your exchange right, greater or less than) the principal amount per Note. The return on the Notes will be positive only if the final conversion value, plus any applicable coupon payments, is greater than the principal amount. Because the share exchange amount may incorporate a conversion premium, the final conversion value will exceed the principal amount per Note only if (i) in the case of a single valuation date, the closing level of the underlying equity or the underlying basket increases by a percentage greater than the applicable conversion premium from the applicable trade date to the applicable valuation date or (ii) in the case of multiple valuation dates, the arithmetic mean of the closing levels of the underlying equity or the underlying basket on the valuation dates exceeds the initial price of the underlying equity or underlying basket by a percentage greater than the conversion premium. Furthermore, if you exercise your exchange right and the final conversion value is less than the principal amount per Note, you will lose some or all of your initial investment.

The contingent repayment of principal applies only at maturity or upon an issuer call, as applicable. You should be willing to hold your Notes to maturity. If you are able to sell your Notes in the secondary market, you may have to sell them at a loss relative to your initial investment even if the applicable underlying asset or underlying basket is performing favorably to you. All payments on the Notes are subject to the creditworthiness of UBS.

An investment in Notes may be more sensitive to interest rate risk. Because of the coupon feature of the Notes, you may bear greater exposure to fluctuations in interest rates than if you purchased securities without such feature. In particular, you may be negatively affected if prevailing interest rates begin to rise, and the coupon rate on the Notes may be less than the amount of interest you could earn on other investments with a similar level of risk available at such time. In addition, if you tried to sell your Notes at such time, the value of your Notes in any secondary market transaction would also be adversely affected. Conversely, in the event that prevailing interest rates are low relative to the coupon rate and, if applicable, the Notes are subject to an issuer call, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk.

UBS may elect to call the Notes and the Notes are subject to reinvestment risk. We will have the right, in our sole discretion, to redeem the Notes, in whole, but not in part, on any trading day during the issuer call period. We will deliver notice of our election to redeem the Notes and specify the date on which the Notes will be redeemed at least three (3) trading days prior to the call date. We may deliver our call notice prior to the issuer call period and therefore may redeem the Notes pursuant to an issuer call as early as the first trading day during the issuer call period. If we redeem the Notes, you will not be able to hold your Notes to maturity and you will not benefit from any subsequent appreciation of the underlying equity or underlying basket or receive any further payments (including coupon payments) on the Notes after the applicable call date. You may not be able to reinvest your principal amount in a comparable investment with similar characteristics as the Notes. We have no obligation to consider your interests in determining whether to call the Notes prior to the maturity date.

It is more likely that UBS will elect to call the Notes prior to maturity when the expected amounts payable on the Notes are greater than the amount that would be payable on other instruments issued by UBS of comparable maturity, terms and credit rating trading in the market. The greater likelihood of UBS calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in an equivalent investment with similar potential returns. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new Notes. UBS is less likely to call the Notes prior to maturity when the expected amounts payable on the Notes are less than the amounts that would be payable on other comparable instruments issued by UBS, which includes when the underlying asset or underlying basket is performing unfavorably to you. Therefore, the Notes are more likely to remain outstanding when the expected amount payable on the Notes is less than what would be payable on other comparable instruments and when your risk of not receiving any positive return on your initial investment is relatively higher.

There can be no assurance that the investment view implicit in the Notes will be successful. It is impossible to predict whether and the extent to which the level of an underlying asset or underlying basket will rise or fall and there can be no assurance that any underlying asset or underlying basket will perform favorably for a holder under the terms of the Notes specified in the applicable pricing supplement. The levels of an underlying asset or underlying basket will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of an underlying equity or basket asset (the “underlying equity issuer”).

PS-5

Risk Factors

Any payment on the Notes is subject to the creditworthiness of UBS. The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment or delivery to be made on the Notes, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes and, if UBS were to default on its obligations, you may not receive any payments or deliveries owed to you under the terms of the Notes and you could lose all of your initial investment.

You will not receive dividend payments on any underlying equity or basket assets or have the same rights as holders of any underlying equity or basket assets. You will not receive any dividend payments or other distributions on any underlying equity or basket assets unless otherwise specified in the applicable pricing supplement. As an owner of the Notes, you will not have voting rights or any other rights that holders of any underlying equity or basket assets may have. The return on your Notes will not reflect the return you would realize if you actually owned any underlying asset or basket assets and held such investment for a similar period because:

➢	the return on a direct investment would depend primarily upon the relative appreciation or depreciation of any underlying asset or basket assets during the term of the Notes, and not on their performance on the applicable valuation date(s) or valuation period;

➢	the return could include substantial dividend payments, which you will not receive as an investor in the Notes (even where the applicable share exchange amount is adjusted to reflect such dividends);

➢	an investment directly in any underlying asset or basket assets is likely to have tax consequences that are different from an investment in the Notes; and

➢	an investment directly in any underlying asset or basket assets may have better liquidity than the Notes and, to the extent there are commissions or other fees in relation to a direct investment in such assets, such commissions or other fees may be lower than the commissions and fees applicable to the Notes, and the return on a direct investment in any underlying asset or basket assets will not be reduced by an amount similar to the conversion premium.

Adjustments to the share exchange amount may impair the value of the Notes if the regular quarterly dividends are less than the target cash dividend.

The amount that you are entitled to receive upon a call date or at maturity (or upon the exercise of the exchange right) is subject to adjustment if an underlying equity issuer pays regular quarterly dividends that are higher or lower than the applicable target cash dividend, as we describe under “General Terms of the Notes—Antidilution Adjustments—Increased and Decreased Regular Quarterly dividends” and “General Terms of the Notes—Antidilution Adjustments—Other Dividends and Distributions” below. In general, the calculation agent will adjust the share exchange amount for your Note upward in the event that the regular quarterly dividend for a given calendar quarter is greater than the target cash dividend (an “increased regular quarterly dividend”) and downward in the event that the regular quarterly dividend for a given quarter is less than the target cash dividend (a “decreased regular quarterly dividend”). If a decreased dividend occurs and the calculation agent adjusts the share exchange amount downward, the amount of cash you receive upon a call date or at maturity (or upon the exercise of the exchange right) will be reduced and the market value of your Notes may be negatively affected. Whether the share exchange amount will be adjusted for any particular regular quarterly dividend and whether the adjustment will be upward or downward will depend on the regular quarterly dividend for that quarter. It is impossible to predict whether and to what extent any underlying equity issuer will pay dividends that are higher or lower than the applicable target cash dividend for any given calendar quarter or whether any underlying equity issuer will continue to pay dividends at all. Thus, unless the applicable underlying equity issuer (or each underlying equity issuer in the case of an underlying basket) pays regular quarterly dividends for each calendar quarter that are equal to or higher than the target cash dividend, it is possible that the share exchange amount for your Note will be adjusted downward in respect of some or all of the relevant calendar quarters and, therefore, that the amount you receive at upon a call date or at maturity (or upon the exercise of the exchange right) will be reduced and the market value of your Note will be negatively affected. Whether an underlying equity issuer will pay dividends and, if so, the amounts of such dividends, is in its sole discretion and beyond our control. You will not receive any dividends that may be paid by an underlying equity issuer. A regular quarterly dividend payment could result in both a decline in the market value of the underlying equity issuer (and, thus, of your Note) and a downward adjustment of the share exchange amount if the regular quarterly dividend payment is less than the applicable target cash dividend. Any downward adjustment of the share exchange amount will further reduce the market value of your Note and thus the amount you receive at maturity (or upon exercise of our issuer call right or your exchange right). Even if a regular quarterly dividend payment that results in a decline in the market value of the underlying equity issuer (and, thus, of your Note) also results in an upward adjustment of the share exchange amount, there is no assurance that any adjustment of the share exchange amount that may be made will compensate you for any resulting decline in market value. In addition, any upward adjustment of the share exchange amount resulting from increased regular quarterly dividends may be more than offset by downward adjustments of the share exchange amount resulting from decreased regular quarterly dividends during other relevant calendar quarters. Whether or not the share exchange amount for your Note will be adjusted in respect of regular quarterly dividends and the timing of such adjustments will be determined by the calculation agent. The calculation agent will not adjust the share exchange amount for any decreased or increased dividends that occur after the valuation date or the first valuation date in a valuation period, as applicable. Thus, the share exchange amount for your Note will not be adjusted even if the underlying equity issuer pays an increased regular quarterly dividend after that date. In addition, the adjustments described above will not apply to any dividends that are not paid in cash.

PS-6

Risk Factors

You have limited protection in the case of antidilution and reorganization events. For antidilution and reorganization events affecting an underlying equity or basket asset, the calculation agent may adjust the share exchange amount, and/or closing level, as applicable, of the affected underlying equity or basket asset and any other term of the Notes. However, the calculation agent is not required to adjust the terms of the Notes for every corporate event that could affect an underlying equity or basket asset. For example, the calculation agent is not required to make any adjustments if an underlying equity issuer or anyone else makes a partial tender offer or a partial exchange offer with respect to an underlying equity. An event that does not require the calculation agent to make an adjustment may materially and adversely affect the market value of, and return on, the Notes. In addition, the calculation agent will make all determinations and calculations concerning any such adjustment and may make any such adjustment, determination or calculation in a manner that differs from, or that is in addition to, the manner described in this product supplement or the applicable pricing supplement as necessary to achieve an equitable result. You should refer to “General Terms of the Notes—Antidilution Adjustments” and “General Terms of the Notes—Role of Calculation Agent” for a description of the items that the calculation agent is responsible for determining.

In some circumstances, the payment you receive on the Notes may be based on securities issued by a different issuer and not on any original underlying equity or basket asset.

Reorganization Events: If an underlying equity or basket asset is subject to certain reorganization events relating to the respective underlying equity issuer, where such issuer is not the surviving entity, the determination of any amounts payable may be based on the equity security of a successor to the respective underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity or basket asset in such reorganization event, which may include securities quoted and traded in a non-U.S. currency. If any underlying equity issuer becomes subject to (i) a reorganization event (as defined herein) and the relevant distribution property (as defined herein) consists solely of cash or (ii) a merger or consolidation with UBS or any of its affiliates, the calculation agent may select a substitute security to replace the underlying equity as defined below under “General Terms of the Notes—Antidilution Adjustments—Reorganization Events” .. The occurrence of these reorganization events and the consequent adjustments may materially and adversely affect the market value of, and return on, the Notes. We describe the specific reorganization events that may lead to these adjustments and the procedures for selecting distribution property or a substitute security in the section of this product supplement called “General Terms of the Notes—Antidilution Adjustments—Reorganization Events” . The calculation agent will make any such adjustments in order to achieve an equitable result.

ADRs: If an underlying equity is an ADR and the ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor included in the OTC Bulletin Board Service operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), or if the ADR facility between the non-U.S. stock issuer and the ADR depositary is terminated for any reason, the determination as to any amounts payable will be based on the non-U.S. stock. Such delisting of the ADRs or termination of the ADR facility and the consequent adjustments may materially and adversely affect the market value of, and return on, the Notes. We describe such delisting of the ADRs or termination of the ADR facility and the consequent adjustments in the section of this product supplement called “General Terms of the Notes—Delisting of, or Change in Law Affecting, ADRs or Termination of ADR Facility”.

Delisting or suspension: If a common stock that is serving as an underlying equity is delisted or trading is suspended, the underlying equity may be replaced with a security issued by another company. Such delisting or suspension of trading in an underlying equity and the consequent adjustments may materially and adversely affect the market value of, and return on, the Notes. We describe such delisting or suspension of trading in an underlying equity and the consequent adjustments in the section of this product supplement called “General Terms of the Notes—Delisting, Suspension of Trading or Change in Law”.

Change in law: Upon the occurrence of a change in law (as defined below under “General Terms of the Notes—Change in Law”), the calculation agent may select a substitute security in the manner described above and as further described herein under “General Terms of the Notes—Change in Law”. For instance, pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China (the “PRC”) military, intelligence and security apparatus and public subsidiaries that are either 50% or more owned by, or controlled by, any company specified by the U.S. Department of the Treasury (the “Treasury”). The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. The scope and application of the executive order is unclear. If an underlying equity issuer became subject to the executive order, a similar bill, other executive action or other legal restriction, the underlying equity or basket asset, as applicable, may be replaced and any such action could adversely affect the market value of, and return on, the Notes.

PS-7

Risk Factors

The calculation agent can postpone the determination of an applicable level of an underlying asset, underlying basket or any basket asset, and therefore any valuation date and payment date, if a market disruption event occurs on any applicable valuation date. The calculation agent will determine the applicable level(s) of any underlying asset, underlying basket or basket assets on each applicable valuation date. The determination of the applicable level(s) with respect to those dates may be postponed with respect to any underlying asset, underlying basket or basket asset if the calculation agent determines that a market disruption event has occurred or is continuing with respect to any underlying asset or basket asset on such date. If such a postponement occurs, the calculation agent will determine the applicable level(s) of the underlying asset, underlying basket and/or basket asset, as applicable, by reference to the applicable level(s) for the underlying asset or affected basket asset at a time on which no market disruption event occurs or is continuing with respect to such underlying asset or affected basket asset as discussed further under “General Terms of the Notes—Market Disruption Events”.

In no event, however, will, in the case of a valuation period consisting of a single valuation date, any valuation date be postponed by more than eight trading days and, in the case of a valuation period consisting of multiple valuation dates, will any valuation date will be postponed further than the eight trading day following the originally scheduled final valuation date. . As a result, a payment date, including the maturity date, for the Notes could also be postponed, although not by more than eight trading days. If the determination of the applicable level(s) of the underlying asset or affected basket asset on any applicable valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing with respect to such underlying asset or basket asset on that day, the calculation agent will nevertheless determine the applicable level(s) of the underlying asset or basket asset on such day. In such an event, the calculation agent will estimate the applicable level(s) for such underlying asset or basket asset that would have prevailed in the absence of the market disruption event in the manner described under “General Terms of the Notes—Market Disruption Events”, which may adversely affect the return on your investment in the Notes. If a market disruption event has occurred or is continuing with respect to an underlying asset or basket asset on any valuation date, the applicable payment date will be postponed to maintain the same number of business days between the applicable valuation date or final valuation date, as applicable, and the relevant payment date as existed prior to the postponement(s).

The Notes are not bank deposits. An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder. The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in Ordinance of 30 August 2012 of FINMA on the Insolvency of Banks and Notes Dealers, as amended (the “Swiss Banking Insolvency Ordinance”). In restructuring proceedings, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. The Swiss Banking Insolvency Ordinance provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Notes) may take place only after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the Swiss Banking Insolvency Ordinance does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Notes. Consequently, the exercise of any such powers by FINMA or any suggestion of any such exercise could materially adversely affect the rights of holders of the Notes, the price or value of their investment in the Notes and/or the ability of UBS to satisfy its obligations under the Notes and could lead to holders losing some or all of their investment in the Notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

PS-8

Risk Factors

RISKS RELATED TO VALUATION FEATURES

The averaging feature may reduce your return on the Notes. Your payment on the notes may be based on the arithmetic mean of the closing levels of the underlying equity or basket asset as of each of multiple valuation dates, as determined by the calculation agent. This valuation methodology could produce a final payment that is significantly less than the return you would have received if the Notes did not have such a feature. For example, it is possible you will not have a positive return on the Notes even though the conversion value of the underlying equity or basket asset on the final valuation date exceeds the principal amount on the Notes, as a result of low conversion values on the previous valuation dates. Similarly, in the event that the market is trending upwards during the valuation dates prior to and including the final valuation date, it is likely that the conversion value of the underlying equity or basket asset on the final valuation date will be higher than the arithmetic mean of the conversion values over this period, which will result in a payment on the notes that is less than that which would be paid if no averaging feature existed.

The determination of any amounts payable does not take into account all developments in the level of an underlying asset or underlying basket. The calculation of any amounts payable on the Notes may not reflect changes in the levels of the underlying asset or underlying basket during the periods between the trade date and the applicable valuation date(s) or valuation period, as applicable, may not be reflected in the determinations of any amounts payable on the Notes. The calculation agent will determine any amounts payable on the Notes by observing only the applicable level of the underlying asset or underlying basket on each applicable valuation date. No other levels or values will be taken into account. As a result, you may lose some, a significant portion or all of your initial investment even if the level of an underlying asset or underlying basket have performed favorably at certain times during the term of the Notes before rising or falling to applicable levels unfavorable to you on the applicable valuation date(s).

If the Notes are linked to an underlying basket, changes in the levels of the basket assets may offset each other. If the Notes are linked to an underlying basket, the return on the Notes will be linked to a weighted basket comprised of the basket assets. While the applicable levels of some basket assets may increase over the term of the Notes, the applicable levels of other basket assets may increase by less during the term of the Notes and may even decline. Therefore, increases in the levels of one or more basket assets may be offset by lesser increases or decreases in the levels of one or more of the other basket assets when determining whether the level of the applicable underlying basket and in calculating any amounts payable on the Notes. Additionally, differing weights of the basket assets amplifies this offsetting effect because more heavily weighted basket assets will have a larger impact on the applicable levels and underlying return than lesser weighted basket assets.

RISKS RELATED TO LIQUIDITY AND SECONDARY MARKET ISSUES

There may not be an active trading market in the Notes; sales in the secondary market may result in significant losses. You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and other affiliates of UBS intend, but are not required, to make a market for the Notes and may stop making a market at any time.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price to public, and as a result, you may suffer substantial losses, even in cases where the level of an underlying asset or underlying basket has performed favorably for you under the terms of the Notes specified in the applicable pricing supplement. The potential returns described in the applicable pricing supplement are possible only in the case that you hold your Notes to maturity or, if applicable until the Notes are subject to an early redemption.

The terms and features of the Notes at issuance and the market value of the Notes may be influenced by unpredictable factors. Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. Several factors, many of which are beyond our control and interrelate in complex and unpredictable ways, will influence the terms and features of your Notes at issuance and the market value of the Notes prior to maturity. Generally, we expect that the level of an underlying asset or underlying basket on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence terms and features of the Notes and their market value include:

➢	the volatility of an underlying asset or basket asset (i.e., the frequency and magnitude of changes in the level(s) of such assets over the term of the Notes);

➢	the dividend rate paid on any underlying equity or any basket asset (while not paid to holders of the Notes, dividend payments on any underlying equity or basket asset may influence the value of the Notes);

➢	interest rates in the U.S. market and each market related to the underlying asset or basket assets, as applicable;

PS-9

Risk Factors

➢	the time remaining to the maturity of the Notes;

➢	the availability of comparable instruments and supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market-maker;

➢	if an underlying equity is an ADR or a non-U.S. security, the exchange rate and volatility of the exchange rate between the U.S. dollar and the currency of the country in which the non-U.S. stock is traded;

➢	the creditworthiness of UBS; and

➢	geopolitical, economic, financial, political, regulatory, judicial, force majeure or other events that affect the level of an underlying asset or basket asset.

These factors interrelate in complex and unpredictable ways, and the effect of one factor on the terms and features of your Notes at issuance and the market value of your Notes may offset or enhance the effect of another factor. For instance, it is possible for the level of an underlying asset or underlying basket to increase while the market value of the Notes declines and the value of the Notes prior to maturity may be less than the principal amount, and may be significantly different than the amount expected at maturity.

The inclusion of commissions and compensation in the original issue price of the Notes is likely to adversely affect secondary market prices of the Notes. Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates (or any third party market maker) are willing to purchase the Notes in secondary market transactions will likely be lower than the original issue price, because the issue price is likely to include, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to, or embedded profit in, the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

RISKS RELATED TO CHARACTERISTICS OF UNDERLYING ASSETS AND UNDERLYING BASKETS

The underlying asset or each basket asset, as applicable, is subject to various market risks. The underlying asset or each basket asset, as applicable, is subject to various market risks. Consequently, the level of an underlying asset or basket asset (and therefore the underlying basket) may fluctuate depending on the market in which such underlying asset or basket asset operates. Market forces outside of our control could cause the level of an underlying asset or underlying basket to perform unfavorably for holders of the Notes under the terms of such Notes specified in the applicable pricing supplement. The level of an underlying asset or underlying basket can rise or fall sharply due to factors specific to an underlying asset or basket asset such as price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions, and other events, and by general market factors, such as general equity or commodity market levels, interest rates and economic and political conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the applicable underlying asset or basket asset. The applicable pricing supplement will provide a brief description of the relevant underlying equity issuer(s). We urge you to review financial and other information filed periodically by each underlying equity issuer with the SEC.

UBS and its affiliates have no affiliation with any underlying equity issuer and are not responsible for their public disclosure of information, whether contained in SEC filings or otherwise. Unless otherwise specified in the applicable pricing supplement, we and our affiliates are not affiliated with any underlying equity issuer and have no ability to control or predict their actions, including any corporate actions that could constitute an antidilution or reorganization event of the type that would require the calculation agent to adjust the payment to you at maturity, and have no ability to control the public disclosure of these corporate actions or any events or circumstances affecting an underlying equity issuer. No underlying equity issuer is involved in the offering of the Notes in any way and has no obligation to consider your interests as owner of the Notes in taking any corporate actions that might affect the market value of, and return on, your Notes. An underlying equity issuer may take actions that could adversely affect the market value of, and return on, your Notes. The Notes are unsecured debt obligations of UBS only and are not obligations of any underlying equity issuer. No portion of the issue price you pay for the Notes will go to any underlying equity issuer. Unless otherwise specified in the applicable pricing supplement, we have derived the information about the respective underlying equity issuer(s) and each underlying equity and/or basket asset from publicly available information, without any independent verification, independent review or due diligence. You, as an investor in the Notes, should make your own investigation into the respective underlying equity issuer(s) and the underlying asset(s) or basket asset(s) for your Notes. We urge you to review financial and other information filed periodically by the underlying equity issuer(s) with the SEC. This product supplement relates only to the Notes and does not relate to any underlying equity, basket asset or any underlying equity issuer.

PS-10

Risk Factors

Historical performance of an underlying asset or basket asset should not be taken as an indication of the future performance of such underlying asset or basket asset during the term of the Notes. The historical performance of an underlying asset or basket asset should not be taken as an indication of the future performance of such underlying asset or basket asset. As a result, it is impossible to predict whether the value of an underlying asset or basket asset will rise or fall. The level of the underlying asset or basket asset, as applicable, will be influenced by complex and interrelated political, economic, financial, judicial, force majeure and other factors that can affect the respective underlying asset or basket asset, as applicable, and the market value of an underlying asset or basket asset. Moreover, any underlying basket to which any Notes may be linked does not have a recognized market value and no historical performance data will be available. The applicable levels of the basket assets will determine the applicable levels of the applicable underlying basket.

An investment in the Notes may be subject to risks associated with non-U.S. markets. An underlying asset or basket asset may be issued by a non-U.S. company and may trade on a non-U.S. exchange. An investment in Notes linked directly or indirectly to the value of non-U.S. equity securities involves particular risks.

Generally, non-U.S. securities may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S.securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect market prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Fluctuations relating to exchange rates may affect the market value of, and return on, your investment. Fluctuations in exchange rates may affect the value of your investment where an underlying asset or basket asset is: (1) an ADR, which is quoted and traded in U.S. dollars, but represents a stock that is quoted and traded in a non-U.S. currency and that may trade differently from the ADR; (2) is a stock that is quoted and traded in a non-U.S. currency, or (3) is substituted or replaced by another underlying asset or basket asset, as applicable, that is quoted and traded in a non-U.S. currency. The performance of an underlying asset or basket asset traded in currencies other than the U.S. dollar may be affected by fluctuations in exchange rates and investors will bear any exchange rate risk.

In recent years, the exchange rates between the U.S. dollar and some other currencies have been highly volatile, and this volatility may continue in the future. Risks relating to exchange rate fluctuations generally depend on economic and political events over which we have no control. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of the Notes. Changes in the exchange rate between the U.S. dollar and a non-U.S. currency may affect the U.S. dollar equivalent of the price of any underlying asset or basket asset described in (1) through (3) above, and, as a result, may affect the market value of, and return on, the Notes. In addition, foreign exchange rates can either be floating or fixed by sovereign governments. Exchange rates of the currencies used by most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar and to each other. However, from time to time governments and, in the case of countries using the euro, the European Central Bank, may use a variety of techniques, such as intervention by a central bank in foreign exchange, money markets, sovereign debt or other financial markets, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders. As a consequence, these government actions could adversely affect the value of an underlying asset or basket asset that is quoted and traded in a non-U.S. currency and, therefore, the market value of, and return on, the Notes.

If an underlying equity or basket asset is an ADR, the value of the ADRs may not completely track the price of the non-U.S. stock represented by such ADRs. Although the market price of an ADR upon which an offering of Notes is based is not directly tied to the trading price of the non-U.S. stock in the non-U.S. markets where such non-U.S. stock principally trades, the trading price of ADRs is generally expected to track the U.S. dollar value of the currency of the country where the non-U.S. stock principally trades and the trading price of such non-U.S. stock on the markets where that non-U.S. stock principally trades. This means that the trading value of any ADR upon which an offering of the Notes is based is expected to be affected by the exchange rates between the U.S. dollar and the currency of the country where the non-U.S. stock principally trades and by factors affecting the markets where such non-U.S. stock principally trades. However, the value of an ADR upon which an offering of the Notes is based may not completely track the value of the non-U.S. stock represented by such ADR. Moreover, the terms and conditions of depositary facilities may result in less liquidity or lower market value of the ADRs than for the non-U.S. stock. Since holders of the ADRs may surrender the ADRs to take delivery of and trade the non-U.S. stock (a characteristic that allows investors in ADRs to take advantage of price differentials between different markets), an illiquid market for the non-U.S. stock generally will result in an illiquid market for the ADRs representing such non-U.S. stock.

PS-11

Risk Factors

There are important differences between the rights of holders of ADRs and the rights of holders of the non-U.S. stock. If an underlying equity or basket asset is an ADR, you should be aware that your Notes are linked to the ADRs and not the non-U.S. stock represented by such ADRs, and there exist important differences between the rights of holders of an ADR and the non-U.S. stock such ADR represents. Each ADR is a security evidenced by an American depositary receipt that represents a specified number of shares of the non-U.S. stock. Generally, an ADR is issued under a deposit agreement, which sets forth the rights and responsibilities of the depositary, the non-U.S. stock issuer and holders of the ADRs, which may be different from the rights of holders of the non-U.S. stock. For example, the non-U.S. stock issuer may make distributions in respect of the non-U.S. stock that are not passed on to the holders of its ADRs. Any such differences between the rights of holders of the ADRs and holders of the non-U.S. stock may be significant and may materially and adversely affect the market value of, and return on, your Notes.

RISKS RELATED TO HEDGING ACTIVITIES AND CONFLICTS OF INTEREST

Trading and other transactions by UBS or its affiliates in any underlying equity or any basket asset, or other derivative products based on any underlying equity or any basket asset may adversely affect any amount payable on the Notes and the market value of the Notes. As described below under “Use of Proceeds and Hedging”, UBS or its affiliates expect to enter into hedging transactions involving purchases of the underlying asset, the basket assets, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments on those assets prior to, on and/or after the applicable trade date, and may subsequently enter into additional hedging transactions or unwind those previously entered into. Although they are not expected to, any of these hedging activities may adversely affect the market value(s) of any underlying asset or basket asset and, therefore, any amounts payable on the Notes and the market value of the Notes. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. No holder of the Notes will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity. UBS or its affiliates may also engage in trading in any underlying asset or basket asset and other instruments described above on a regular basis as part of our general broker-dealer and other businesses, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of any underlying asset or basket asset and, therefore, any amounts payable on the Notes and the market value of the Notes. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any underlying asset or basket asset. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of, and your return on, the Notes. UBS Securities LLC and other affiliates of UBS, as well as other third parties, may also make a secondary market in the Notes, although they are not obligated to do so. As market makers, trading of the Notes may cause UBS Securities LLC or other affiliates of UBS, as well as other third parties, to be long or short the Notes in their inventory. The supply and demand for the Notes, including inventory positions of market makers, may affect the secondary market price for the Notes and any amounts payable on the Notes.

The business activities of UBS or its affiliates may create conflicts of interest. As noted above, UBS and its affiliates expect to engage in trading activities related to any underlying asset or basket assets, as applicable, including listed and/or over-the-counter options, futures, exchange-traded funds or other instruments on those assets, that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests UBS and its affiliates will have in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of such underlying asset or basket assets, as applicable, could be adverse to the interests of the holders of the Notes. UBS and its affiliates may, at present or in the future, engage in business with an underlying equity issuer, including making loans to or acting as a counterparty (including with respect to derivatives) or providing advisory services to that company. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the Notes as beneficial owners of the Notes. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the level of any underlying asset or basket asset, as applicable, and, therefore, any amounts payable on the Notes and the market value of the Notes.

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes. Any such research, opinions or recommendations could affect the level of an underlying asset, basket asset or the market value of, and your return on, the Notes. UBS and its affiliates publish research from time to time on financial markets, commodities markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates may have published research or other opinions that call into question the investment view implicit in your Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and any underlying asset or basket asset to which the Notes are linked.

There are potential conflicts of interest between you and the calculation agent. Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, determine the closing level of any underlying asset or basket asset on any applicable valuation date and, accordingly, the amount payable on the Notes. We may change the calculation agent after the settlement date of any Notes without notice. For a fuller description of the calculation agent’s role, see “General Terms of the Notes—Role of Calculation Agent”. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting an underlying asset or a basket asset has occurred or is continuing on any applicable valuation date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of any of our affiliates to maintain or unwind hedge positions. See “Use of Proceeds and Hedging”. Because this determination by the calculation agent may affect any amounts payable on the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

PS-12

Risk Factors

One of our affiliates may serve as the depositary for the ADR that may constitute an underlying equity. One of our affiliates may serve as the depositary for some foreign companies that issue ADRs. If an underlying equity is an ADR and one of our affiliates serves as depositary for such ADRs, the interests of our affiliate, in its capacity as depositary for the ADRs, may be adverse to your interests as a holder of Notes.

Affiliates of UBS may act as agent or dealer in connection with the sale of the Notes. UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.

RISKS RELATED TO TAXATION ISSUES

Significant aspects of the tax treatment of certain offerings of the Notes are uncertain. Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service (“IRS”) regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this product supplement or the applicable pricing supplement. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” in this product supplement and the discussion in the applicable pricing supplement relating to an offering of Notes. Investors should consult their own tax advisor about their own tax situations.

You may be required to include income on the Notes over their term for tax purposes, even though you will not receive any payments until maturity. If the Notes are considered to be issued with original issue discount, a U.S. holder will be required to include income on Notes over their term based upon a comparable yield, even though no payments will be received until maturity. Investors are urged to review the section entitled “Material U.S. Federal Income Tax Consequences” in this product supplement and consult their own tax advisor.

PS-13

General Terms of the Notes

General Terms of the Notes

The following is a summary of general terms that may apply to the Notes. The information in this section is qualified in its entirety by the more detailed explanation set forth elsewhere in the applicable pricing supplement and in the accompanying prospectus. In this section, references to “holders” mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through the Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

Specific Terms of Each Note Will Be Described in the Applicable pricing supplements

In addition to the terms described elsewhere in this product supplement, the following general terms may apply to the Notes. The applicable pricing supplement accompanying this product supplement will describe the specific terms of your Notes. The terms described therein modify or supplement those described herein and in the accompanying prospectus. The applicable pricing supplement may use different defined terms than those used herein to describe the Notes.

You should read any applicable pricing supplement in conjunction with this product supplement and the accompanying prospectus.

The Notes are Part of a Series

The Notes are part of a series of debt securities entitled “Medium-Term Notes, Series B” that we may issue from time to time under our indenture, which is described in the accompanying prospectus. This product supplement summarizes general financial and other terms that apply to the Notes. Terms that apply generally to all Medium-Term Notes, Series B are described in “Description of Debt Securities We May Offer” in the accompanying prospectus.

We may issue separate offerings of the Notes that may be identical in all respects, except that each offering may be linked to the performance of a different underlying asset or underlying basket and will be subject to the particular terms of the respective Notes set forth in the applicable pricing supplement. Each offering of the Notes is a separate and distinct Note and you may invest in one or more offerings of the Notes as specified in the applicable pricing supplement. The performance of each offering of the Notes will depend solely upon the performance of the underlying asset or underlying basket to which such offering is linked and will not depend on the performance of any other offering of the Notes.

Denomination

Unless otherwise specified in the applicable pricing supplement, the principal amount of each Note will be $1,000 (with a minimum investment of 1 Note ($1,000) and the issue price per Note will be the principal amount. Purchases in excess of the minimum investment may be made in integrals of one Note.

Coupons

Unless otherwise specified in the applicable pricing supplement, interest on your principal amount will be paid in arrears in periodic installments during the term of the Notes on an unadjusted basis regardless of the performance of the underlying equity or underlying basket, as applicable. The frequency of coupon payments and the corresponding coupon payment dates for the applicable offering of the Notes will be as set forth in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, each payment of interest due on a coupon payment date, exchange right settlement date, call date or on the maturity date, as the case may be, will include interest accrued from the last date to which interest has been paid or made available for payment (or the issue date in the case of the first coupon payment date) to the relevant coupon payment date. UBS will compute interest on the Notes on the basis of a 360-day year of twelve 30-day months. If the call date, exchange right settlement date or the maturity date is postponed beyond the originally scheduled call date, exchange right settlement date or maturity date due to the occurrence of a market disruption event on any applicable valuation date, interest will cease to accrue on the originally scheduled call date, exchange right settlement date or maturity date (as the case may be).

PS-14

General Terms of the Notes

Exchange Right

You may elect to require UBS to exchange your Notes, in whole or in part, prior to the maturity date (an “exchange right”) on any business day during a specified period (the “exchange period”). You must comply with the exchange procedures described under “General Terms of the Notes—Exchange Right—Exchange Procedures” below in order to exchange your Notes. If the Notes are exchanged pursuant to the exchange right, UBS will pay you, on the third business day following the applicable valuation period (the “exchange right settlement date”), an amount in cash for each exchanged Note equal to the final conversion value (as defined below) plus any accrued and unpaid coupon to and including the applicable exchange right settlement date. After your Notes are redeemed pursuant to the exchange right, no further amounts will be owed to you under the exchanged Notes.

You must comply with the exchange procedures described below in order to exchange your Notes.

Exchange Procedures

The following procedures must be followed in order for your Notes to be exchanged pursuant to the exchange right:

➢

You must deliver an exchange request in substantially the form that will be attached to the applicable pricing supplement as an annex to your broker or other person through whom you hold your Notes (your “broker”) using a delivery method acceptable to your broker. Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Notes, you should consult the brokerage firm through which you own your Notes for the relevant deadline;

➢

Your broker must deliver an exchange instruction in substantially the form that will be attached to the applicable pricing supplement as an annex, to a designated affiliate of UBS (the “exchange agent”) via email and confirm receipt by phone call no later than 2:00 p.m. (New York City time) on any business day during the exchange period;

➢

The exchange agent must acknowledge receipt of the properly completed exchange instruction in order for your election to be effective. If the exchange agent acknowledges receipt of the exchange instruction on or prior to 3:00 p.m. (New York City time) on any business day during the exchange period, the effective date for your election will be that business day, provided any other requirements relating to the Notes are satisfied. If the exchange agent acknowledges receipt of the exchange instruction after 3:00 p.m. (New York City time) on any business day during the exchange period, the effective date for your election will be the next following business day during the exchange period, provided any other requirements relating to the Notes are satisfied. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion; and

➢	On or prior to the applicable final valuation date and before the exchange right settlement date, the exchange agent will provide the relevant settlement information to your broker, and your broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable exchange right settlement date.

All instructions given to participants from beneficial owners of Notes relating to the right to exchange their Notes will be irrevocable.

The calculation agent will resolve any questions that may arise as to the validity of a notice of exercise of your exchange right and the timing of receipt of a notice of exchange or as to whether and when the required deliveries have been made. Questions about the exchange requirements should be directed to UBS Securities LLC at the telephone number included in the form of Exchange Instruction attached to the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement (or the relevant annexes attached thereto), the exchange agent shall be UBS Securities LLC.

PS-15

General Terms of the Notes

Issuer Call

UBS may, in its sole discretion, redeem your Notes in whole, but not in part, on any trading day (an “issuer call”) during a specified period (the “issuer call period”), for an amount determined as described under “—Payment Upon an Issuer Call” plus any accrued and unpaid coupon to and including the call date. If we exercise our call right, we will notify the trustee of our election to redeem the Notes and specify the date on which the Notes will be redeemed (the “call date”) at least three (3) trading days prior to the call date. The day we notify the trustee will be the “call notice date.” We may deliver our call notice prior to the issuer call period and therefore may redeem the Notes pursuant to an issuer call as early as the first trading day during the issuer call period. We will not deliver a call notice later than the fourth trading day preceding the valuation period.

Payment Upon an Issuer Call

Upon a call date, UBS will deliver to you for each Note that you own an amount in cash equal to the greater of (i) the principal amount per Note or (ii) the final conversion value plus any accrued and unpaid coupon to and including the call date.

Payment Upon Exercise of the Exchange Right

If the Notes are exchanged pursuant to an exercise of the exchange right, UBS will pay you, on the exchange right settlement date, an amount in cash for each exchanged Note equal to the final conversion value plus any accrued and unpaid coupon to and including the applicable exchange right settlement date. After your Notes are exchanged pursuant to the exchange right, no further amounts will be owed to you under the exchanged Notes.

Payment at Maturity

Upon maturity, UBS will pay to you for each Note that you own an amount in cash equal to with respect to Notes linked to an underlying equity or underlying basket, the greater of (i) the principal amount or (ii) the final conversion value.

If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment

Final Conversion Value

The “final conversion value” is an amount calculated as follows:

If the final conversion value will be determined based on a single valuation date:

➢	With respect to Notes linked to an underlying equity, the final conversion value will be calculated as the product of the share exchange amount multiplied by the closing level of the underlying equity on the applicable valuation date.

➢	With respect to Notes linked to an underlying basket, the final conversion value will be calculated as the sum of the basket asset cash values for each basket asset. For the purposes of determining the final conversion value for Notes linked to an underlying basket, the “basket asset cash value” means, with respect to a basket asset, an amount of cash equal to the product of the share exchange amount for such basket asset multiplied by the closing level of such basket asset on the applicable valuation date.

If the final conversion value will be determined based on multiple valuation dates:

➢	With respect to Notes linked to an underlying equity, the final conversion value will equal the arithmetic mean of the conversion values on each valuation date. The “conversion value” with respect to each valuation date will equal the product of the share exchange amount multiplied by the closing level of the underlying equity on such valuation date.

PS-16

General Terms of the Notes

➢	With respect to Notes linked to an underlying basket, the final conversion value will equal the arithmetic mean of the conversion values on each valuation date. The “conversion value” with respect to each valuation date will be calculated as the sum of the basket asset cash values for each basket asset. For the purposes of determining a conversion value for Notes linked to an underlying basket, the “basket asset cash value” means, with respect to a basket asset for each valuation date the product of the share exchange amount for such basket asset multiplied by the closing level of the underlying equity on such valuation date.

The applicable valuation dates will be as specified in the applicable pricing supplement. As used herein, “final valuation date” may refer, as context requires, to (i) the last occurring valuation date in circumstances where the applicable valuation period consists of multiple valuation dates, or (ii) the valuation date in circumstances where the applicable valuation period consists of only one valuation date.

As used in this product supplement, “share exchange amount” means (i) with respect to Notes linked to an underlying equity, a number of shares of the underlying equity as specified in the applicable pricing supplement, or (ii) with respect to Notes linked to an underlying basket, for each basket asset, a number of shares of such basket asset as specified in the applicable pricing supplement. The share exchange amount for an underlying equity or a basket asset may be adjusted in the case of certain corporate events as described under “—Antidilution Adjustments” and will be adjusted in the case of regular quarterly dividends that exceed or fall short of the target cash dividend as described under “—Antidilution Adjustments—Increased and Decreased Regular Quarterly dividends” herein.

A “conversion premium amount” means an amount that will be specified in the applicable pricing supplement.

A “target cash dividend” means with respect to an underlying equity or each basket asset, a specific amount of regular quarterly dividends per calendar quarter as specified in the applicable pricing supplement. The first calendar quarter shall be deemed to commence on the day after the trade date specified in the applicable pricing supplement.

Exchange right settlement date

If the Notes are exchanged pursuant to an exercise of the exchange right, the exchange right settlement date will generally be three business days following the final valuation date, unless otherwise specified in the applicable pricing supplement. As described under “—Valuation Date(s)” below, the calculation agent may postpone any applicable valuation date – and therefore the exchange right settlement date—if a market disruption event occurs or is continuing on a day that would otherwise be such applicable valuation date. We describe market disruption events under “—Market Disruption Event” below.

Maturity Date

The maturity date for your Notes will be the date specified in the applicable pricing supplement, unless that day is not a business day, in which case the maturity date will be the next following business day. If the calculation agent postpones a valuation date with respect to the underlying equity or any basket asset (as the case may be), the maturity date will be automatically postponed to maintain the same number of business days between the latest postponed valuation date and the maturity date as existed between the final valuation date and the maturity date prior to the postponement(s) of any valuation date. The calculation agent may postpone any valuation date for the underlying equity or a basket asset (as the case may be) if a market disruption event occurs or is continuing with respect to such underlying equity or basket asset on a day that would otherwise be such valuation date. We describe market disruption events under “Market Disruption Events” below.

A postponement of the maturity date for one offering of the Notes will not affect the maturity date for any other offering of the Notes.

PS-17

General Terms of the Notes

Valuation Date(s)

If the Notes are subject to an issuer call, the valuation date will be the third trading day prior to the call date unless otherwise specified in the applicable pricing supplement. If you exercise the exchange right, unless otherwise specified in the applicable pricing supplement, the valuation date will be the day on which the calculation agent determines that you have properly notified UBS of your desire for UBS to exchange the Notes in accordance with the procedures described herein or the following trading day if such day is not a trading day. If the Notes are not subject to an exercise of the exchange right or issuer call (as applicable), the valuation date(s) will be the date specified in the applicable pricing supplement. If any applicable valuation date is scheduled to fall on a day that is not a trading day, then such valuation date will be postponed as described herein under “—Market Disruption Events”. In such case, the exchange right settlement date, the call date or maturity date (as the case may be) will be postponed to maintain the same number of business days or trading days between the originally scheduled final valuation date and such exchange right settlement date, call date or the maturity date, as applicable.

The trade date and the final valuation date will be specified in the applicable pricing supplement.

Closing Level

Closing Level for an Underlying Equity

Unless otherwise specified in the applicable pricing supplement, the “closing level” of any underlying equity or basket asset on any trading day means:

➢	if the underlying equity or basket asset (or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of Nasdaq, the official closing price), for such underlying equity (or such other security) during the principal trading session on such day on the principal U.S. securities exchange registered under the Exchange Act, on which the underlying equity or basket asset (or such other security) is listed or admitted to trading; or

➢	if the underlying equity or basket asset (or such other security) is not listed or admitted to trading on a national securities exchange and is a security quoted and traded in a non-U.S. currency, the official closing price for such non-U.S. security on the primary non-U.S. exchange on which such non-U.S. security is listed (such closing price to be converted to U.S. dollars according to the conversion mechanism described below under “—Reorganization Events”); or

➢	if the underlying equity or basket asset (or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service operated by FINRA, the last reported sale price during the principal trading session on the OTC Bulletin Board Service on such day; or

➢	otherwise, if none of the above circumstances is applicable, the mean, as determined by the calculation agent, of the bid prices for the underlying equity or basket asset (or such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent.

Market Disruption Events

For valuation periods consisting of a single valuation date, the calculation agent will determine the closing level(s) of the underlying equity or the basket assets (as the case may be) on the applicable valuation date specified. As described above, the applicable valuation date may be postponed with respect to the underlying equity or a basket asset (as the case may be), and thus the determination of the final conversion value may be postponed, if the calculation agent determines that, on the applicable valuation date, a market disruption event has occurred or is continuing with respect to such underlying equity or basket asset. If such a postponement occurs, the calculation agent will determine the final conversion value with reference to the closing level for the disrupted underlying equity or basket asset on the first trading day on which no market disruption event occurs or is continuing with respect to such underlying equity or basket asset. Notwithstanding the occurrence of one or more of the events below, which may, as determined by the calculation agent, constitute a market disruption event, the calculation agent may waive its right to postpone the applicable valuation date, if it determines that one or more of the events described below has not and is not likely to materially impair its ability to determine the closing level(s) of the underlying equity or one or more basket assets. In no event, however, will the applicable valuation date be postponed by more than eight trading days. If the determination of the final conversion value is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the final conversion value will be determined by the calculation agent. In such an event, the calculation agent will make an estimate of the final conversion value that would have prevailed in the absence of the market disruption event for the purpose of determining the final conversion value.

PS-18

General Terms of the Notes

For valuation periods consisting of multiple valuation dates, to the extent a market disruption event occurs on a given valuation date, the valuation date for the underlying equity or basket asset shall be the first succeeding valid date (as defined below). If the first succeeding valid date in respect of the underlying equity or basket asset has not occurred as of the close of trading on the eighth trading day immediately following the originally scheduled final valuation date, then (1) that eighth trading day shall be deemed to be the valuation date (irrespective of whether that eighth trading day is already a valuation date), and (2) the calculation agent shall determine the closing level for that valuation date as specified above.

“Valid date” shall mean a trading day on which a market disruption event has not occurred and which is not otherwise scheduled to be a valuation date.

If a particular offering of the Notes is linked to an underlying basket, a market disruption event for a particular basket asset included in such underlying basket will not necessarily be a market disruption event for another basket asset included in such underlying basket. If, on the originally scheduled valuation date, no market disruption event with respect to a particular basket asset occurs or is continuing, then the determination of the closing level for such basket asset will be made on the originally scheduled valuation date, irrespective of the occurrence of a market disruption event with respect to one or more of the other basket assets.

Market Disruption Events

Any of the following will be a market disruption event with respect to a particular underlying equity or basket asset related to a particular offering of the Notes, in each case as determined by the calculation agent:

➢	a suspension, absence or material limitation of trading in an underlying equity in the primary market for such equity for more than two hours of trading or during the one hour before the close of trading in that market;

➢	a suspension, absence or material limitation of trading in options or futures contracts, if available, relating to an underlying equity or basket asset;

➢	any event that disrupts or impairs the ability of market participants in general (i) to effect transactions in, or obtain market values for the underlying equity or basket asset or (ii) to effect transactions in, or obtain market values for, futures or options contracts relating to such underlying equity or basket asset in the primary market or markets for those options or contracts; or

➢	in any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” or (2) effect trading in any underlying equity or basket asset generally.

For the avoidance of doubt, for any offering of the Notes, a suspension, absence or material limitation of trading in options or futures contracts, if available, relating to an underlying equity or basket asset in the primary market for those contracts by reason of any of:

➢	a price change exceeding limits set by that market,

➢	an imbalance of orders relating to those contracts, or

➢	a disparity in bid and ask quotes relating to those contracts,

will constitute a market disruption event relating to such underlying equity.

For this purpose, for any offering of the Notes, an “absence of trading” in those option or futures contracts will not include any time when that market is itself closed for trading under ordinary circumstances.

PS-19

General Terms of the Notes

The following events will not be market disruption events with respect to any underlying equity or basket asset:

➢	a limitation on the hours or numbers of days of trading in an underlying equity or basket asset or options on that underlying equity or basket asset, as applicable, in the primary market for those instruments, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

➢	a decision to permanently discontinue trading in the option or futures contracts relating to an underlying equity or basket asset.

Antidilution Adjustments

For any offering of the Notes, the share exchange amount and/or any other relevant term of an underlying equity or basket asset (as the case may be) is subject to adjustments by the calculation agent as a result of the antidilution events described in this section. The adjustments described below do not cover all events that could affect the value of the Notes. We describe the risks relating to dilution above under “Risk Factors—Risks Related to Credit and Return Characteristics—You have limited protection in the case of antidilution and reorganization events”.

How Adjustments Will be Made

If one of the events described below occurs with respect to an underlying equity or a basket asset and the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of such underlying equity, the calculation agent will calculate such corresponding adjustment or series of adjustments to the share exchange amount and/or any other relevant term, as applicable, of the affected underlying equity or basket asset, as the calculation agent determines appropriate to account for that diluting or concentrative effect. For example, if an offering of the Notes is linked to one underlying equity and an adjustment is required because of a two-for-one stock split, then the share exchange amount will be doubled. On the other hand, if an offering of the Notes is linked to an underlying basket and an adjustment is required because of a two-for-one stock split with respect to one basket asset, then the required adjustment will be made with respect to that basket asset, as if it alone were the underlying equity and no adjustment will be made with respect to the other unaffected basket assets. The calculation agent will also determine the effective date(s) of any adjustment or series of adjustments it chooses to make and the replacement of an underlying equity, if applicable, in the event of a consolidation or merger of the applicable underlying equity issuer with another entity. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee, stating the corresponding adjustments to the terms of the Notes.

If more than one event requiring an adjustment occurs, the calculation agent will make an adjustment for each event in the order in which the events occur and on a cumulative basis. Thus, the calculation agent will adjust the share exchange amount and/or any other relevant term for the first event, as applicable, then adjust those same terms, as applicable, for the second event, and so on for any subsequent events.

If an event requiring antidilution adjustments occurs, notwithstanding the description of the specific adjustments to be made, the calculation agent may make adjustments or a series of adjustments that differ from, or that are in addition to, those described in this product supplement with a view to offsetting, to the extent practical, any change in your economic position as a holder of the Notes that results solely from that event to achieve an equitable result. The calculation agent may modify any terms as necessary to ensure an equitable result. The terms that may be so modified by the calculation agent include, but are not limited to, the share delivery amount and/or any other relevant term, as applicable, of the underlying equity or basket asset. In determining whether or not any adjustment so described achieves an equitable result, the calculation agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the affected underlying equity or basket asset.

No such adjustments will be required unless such adjustments would result in a change of at least 0.1% in the share exchange amount or other applicable term to be adjusted.

If your Notes are linked to an ADR, the term “dividend” used in this section will mean, unless we specify otherwise in the applicable pricing supplement for your Notes, the dividend paid by the non-U.S. stock issuer, net of any applicable non-U.S. withholding or similar taxes that would be due on dividends paid to a U.S. person that claims and is entitled to a reduction in such taxes under an applicable income tax treaty, if available.

PS-20

General Terms of the Notes

For purposes of the antidilution adjustments, if an ADR is serving as an underlying equity or basket asset, the calculation agent will consider the effect of the relevant event on the holders of the ADRs. For instance, if a holder of the ADRs receives an extraordinary dividend, the provisions below would apply to the ADRs. On the other hand, if a spin-off occurs, and the ADRs represent both the spun-off security as well as the existing non-U.S. stock, the calculation agent may determine not to effect antidilution adjustments. More particularly, if an ADR is serving as an underlying equity, no adjustment will be made (1) if holders of ADRs are not eligible to participate in any of the events requiring antidilution adjustments described below or (2) aside from an issuer merger event, to the extent that the calculation agent determines that the non-U.S. stock issuer or the depositary for the ADRs has adjusted the number of shares of non-U.S. stock represented by each ADR so that the economic terms of the ADRs would not be affected by the antidilution event in question.

If the non-U.S. stock issuer or the depositary for the ADRs, in the absence of any of the events described below, elects to adjust the number of shares of non-U.S. stock represented by each ADR, then the calculation agent may make the necessary antidilution adjustments to reflect such change. The depositary for the ADRs may also have the ability to make adjustments in respect of the ADRs for share distributions, rights distributions, cash distributions and distributions other than shares, rights and cash. Upon any such adjustment by the depositary, the calculation agent may adjust such terms and conditions of the Notes as the calculation agent determines appropriate to account for that event.

The calculation agent will make all determinations with respect to antidilution adjustments affecting a particular offering of the Notes, including any determination as to whether an event requiring adjustments has occurred (including whether an event has a diluting or concentrative effect on the theoretical value of the applicable underlying equity), as to the nature of the adjustments required and how they will be made or as to the value of any property distributed in a reorganization event with respect to those Notes. Upon your written request, the calculation agent will provide you with information about any adjustments it makes as the calculation agent determines is appropriate.

The following events are those that may require antidilution adjustments:

➢	a subdivision, consolidation or reclassification of an underlying equity or basket asset or a free distribution or dividend of shares of an underlying equity or basket asset to existing holders of an underlying equity or basket asset by way of bonus, capitalization or similar issue;

➢	a distribution or dividend to existing holders of an underlying equity or basket asset of:

▪	additional shares of an underlying equity or basket asset as described under “—Stock Dividends or Distributions” below,

▪	other share capital or securities granting the right to payment of dividends and/or proceeds of liquidation of the respective underlying equity issuer equally or proportionately with such payments to holders of an underlying equity or basket asset, as applicable, or

▪	any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent;

➢	the declaration by the respective underlying equity issuer of an extraordinary or special dividend or other distribution, whether in cash or additional shares of an underlying equity, as applicable, or other assets;

➢	a repurchase by the respective underlying equity issuer of its equity, whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

➢	a consolidation of the respective underlying equity issuer with another company or merger of the respective underlying equity issuer with another company; and

➢	any other similar event that may have a diluting or concentrative effect on the theoretical value of an underlying equity or a basket asset.

PS-21

General Terms of the Notes

The adjustments described below do not cover all events that could affect the value of the Notes. We describe the risks relating to dilution under “Risk Factors—Risks Related to Credit and Return Characteristics—You have limited protection in the case of antidilution and reorganization events”.

Stock Splits and Reverse Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth less as a result of a stock split. A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth more as a result of a reverse stock split.

If an underlying equity is subject to a stock split or a reverse stock split, then the relevant share exchange amount will be adjusted by multiplying the prior share exchange amount by the number of shares that a holder of one share of the underlying equity or basket asset before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock Dividends or Distributions

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share is worth less as a result of a stock dividend.

If an underlying equity or basket asset is subject to a stock dividend payable in shares of such underlying equity or basket asset, then the share exchange amount will be adjusted by multiplying the prior share exchange amount by, the sum of one and the number of additional shares issued in the stock dividend or distribution with respect to one share of the underlying equity or basket asset.

It is not expected that antidilution adjustments will be made in the case of stock dividends payable in shares of an underlying equity or basket asset that are in lieu of ordinary cash dividends payable with respect to shares of such underlying equity.

Increased and Decreased Regular Quarterly Dividends

In addition to the other antidilution adjustments to the share exchange amount, we will also adjust the share exchange amount for increased regular quarterly dividends and decreased regular quarterly dividends in respect of the calendar quarters after the date of the applicable pricing supplement, provided the first calendar quarter shall be deemed to commence on the day after the trade date specified in the applicable pricing supplement. A regular quarterly dividend that is declared or made (as the calculation agent may determine) with respect to the underlying equity issuer will be deemed to be an “increased regular quarterly dividend” if its per-share value exceeds the applicable target cash dividend for that quarter, and will be deemed to be a “decreased regular quarterly dividend” if its per-share value falls below the applicable target cash dividend for that quarter. For the avoidance of doubt, a failure of the underlying equity issuer to declare or make a regular quarterly dividend payment on the underlying equity or basket asset (as determined by the calculation agent) will be deemed to be a decreased regular quarterly dividend.

In general, we will adjust the share exchange amount for your Note upward in the event of an increased regular quarterly dividend and downward in the event of a decreased regular quarterly dividend, as described below. The share exchange amount will not be adjusted, however, unless the related ex-dividend date occurs after the date of the applicable pricing supplement, and on or before the applicable final valuation date. However, in the event the share exchange amount is adjusted because of a failure by the underlying equity issuer to declare or make a regular quarterly dividend payment, the effective date for adjusting the share exchange amount will be the first business day immediately following the related regular quarterly ex-dividend date (or such other date that the calculation agent may determine is appropriate to ensure an equitable result). If the underlying equity issuer announces or the calculation agent otherwise determines that there will not be a regular quarterly dividend payment for any given period, the calculation agent may adjust the share exchange amount at such time as is necessary to ensure an equitable result in respect of the relevant period. In addition, the share exchange amount will not be adjusted as described below in respect of any dividend that is not a regular quarterly dividend. A dividend with respect to the underlying equity issuer will be deemed to be a regular quarterly dividend if it is any cash dividend paid on the underlying equity issuer during a calendar quarter that is neither an extraordinary dividend as defined under “—Other Dividends and Distributions” below nor the result of any other event described in this subsection entitled “—Antidilution Adjustments”.

PS-22

General Terms of the Notes

If an increased regular quarterly dividend or decreased regular quarterly dividend occurs in respect of one of the calendar quarters after the date of the applicable pricing supplement (provided that the first calendar quarter shall be deemed to commence on the day after the trade date specified in the applicable pricing supplement), the calculation agent will adjust the share exchange amount to equal the product of (1) the prior share exchange amount times (2) a fraction, the numerator of which is the closing price of the underlying equity issuer on the business day before the related ex-dividend date (or such other date as the calculation agent may determine (in its sole discretion) is appropriate to ensure an equitable result) (a) plus the increased dividend amount or (b) minus the decreased dividend amount, as applicable, and the denominator of which is an amount equal to that closing level. The increased dividend amount equals the per-share regular quarterly dividend for that quarter minus the applicable target cash dividend, and the decreased dividend amount equals the applicable target cash dividend minus the per-share regular quarterly dividend for that quarter.

If the share exchange amount is adjusted as under “—Antidilution Adjustments”, the calculation agent will adjust the target cash dividend to the extent (if any) it determines is appropriate to reflect the events giving rise to those other adjustments. For example, if the underlying equity issuer is subject to a 1-for-2 reverse stock split, then the calculation agent will double the target cash dividend, and if the underlying equity issuer is subject to a 2-for-1 stock split then the calculation agent will reduce the target cash dividend by half. In addition, the calculation agent may adjust the target cash dividend and/or the frequency or dates of adjustments to the share exchange amount in connection with decreased or increased dividends as it deems necessary to obtain an equitable result, including but not limited to, if the underlying equity issuer changes the frequency of regular dividend payments or pays dividends in respect of periods other than those occurring in the calendar quarters after the date of the applicable pricing supplement or in the event that any of the related ex-dividend dates do not occur. For example, if the underlying equity issuer declares regular dividends on a semi-annual basis in the future, the calculation agent will (1) make any adjustment on a semi-annual instead of a quarterly basis for any period in which the dividend frequency is so changed, and (2) use the sum of the two target cash dividends relating to that semi-annual period as the new target cash dividend. Generally, the calculation agent will not adjust the target cash dividend for an increased or decreased regular quarterly dividend as described in this section “—Increased and Decreased Regular Quarterly Dividends”. A distribution on the underlying equity issuer that is both an “extraordinary dividend” (as defined under “—Other Dividends and Distributions”) and also an increased regular quarterly dividend or decreased regular quarterly dividend will result in an adjustment to the share exchange amount only as described under “—Other Dividends and Distributions”.

The calculation agent will make all determinations with respect to adjustments, including whether an increased regular quarterly dividend or decreased regular quarterly dividend has been paid in respect of any quarter and, if so, the nature and amount of any share exchange amount adjustment that may be made in respect of that dividend.

Other Dividends or Distributions

The terms of the Notes will not be adjusted to reflect dividends or other distributions paid with respect to an underlying equity or basket asset , other than:

➢	stock dividends described under “—Stock Dividends or Distributions” above;

➢	issuances of transferable rights and warrants with respect to an underlying equity or basket asset as described under “—Transferable Rights and Warrants” below;

➢	if an underlying equity or basket asset is a common stock of a specific company, distributions that are spin-off events described under “—Reorganization Events”;

➢	increased regular quarterly dividends or decreased regular quarterly dividends described under “—Increased and Decreased Regular Quarterly Dividends”; and

➢	extraordinary cash dividends described below.

PS-23

General Terms of the Notes

For any offering of the Notes, a dividend or other distribution with respect to an underlying equity or a basket asset will be deemed to be an extraordinary dividend if it is not declared pursuant to a policy or practice of paying such dividends on a quarterly or other regular basis.

If an extraordinary dividend, as described above, occurs with respect to an underlying equity or basket asset and is payable in cash, then the share exchange amount will be adjusted by multiplying the prior share exchange amount by the ratio of the closing level of the underlying equity or basket asset on the trading day before the ex-dividend date to the amount by which that closing level exceeds the extraordinary cash dividend amount, provided that to the extent that an extraordinary cash dividend is paid in connection with a reorganization event, as defined under “—Reorganization Events” below, that dividend will constitute “distribution property” and adjustments shall be made as specified under that section. .

The extraordinary cash dividend amount with respect to an extraordinary dividend for an underlying equity or basket asset equals:

➢	for an extraordinary cash dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary cash dividend per share of underlying equity or basket asset minus the target cash dividend; or

➢	for an extraordinary cash dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary cash dividend.

For the avoidance of doubt, the calculation agent will adjust for extraordinary cash dividends (i) paid in lieu of a regular quarterly dividends or (ii) not paid in connection with a reorganization events as described under this section and not as described under “—Increased and Decreased Regular Quarterly Dividends”. A distribution payable to the holders of the underlying equity or a basket asset that is a both an extraordinary cash dividend and payable in shares of such underlying equity or basket asset, or an issuance of rights or warrants with respect to the underlying equity or a basket asset, will result in adjustments to the relevant share exchange amount or other applicable term of the Notes as described under “—Stock Dividends or Distributions” above or “—Transferable Rights and Warrants” below, as the case may be, and not as described in this section.

Transferable Rights and Warrants

If the underlying equity issuer issues transferable rights or warrants to all holders of such underlying equity or basket asset to subscribe for or purchase such underlying equity or basket asset at an exercise price per share that is less than the closing level of such underlying equity or basket asset on the trading day before the ex-dividend date for such issuance, then the calculation agent may adjust the relevant share exchange amount and/or any other relevant term, as applicable, as the calculation agent determines appropriate to account for the economic effect of such issuance, including, without limitation, by reference to any adjustment(s) to options contracts on the affected underlying equity in respect of such issuance of transferable rights or warrants made by the Options Clearing Corporation, or any other equity derivatives clearing organization or exchange.

Reorganization Events

Each of the following may be determined by the calculation agent to be a “reorganization event”:

(a)	the underlying equity or basket asset is reclassified or changed, including, without limitation, as a result of the issuance of tracking stock by the underlying equity issuer;

(b)	the underlying equity issuer or any surviving entity or subsequent surviving entity of such issuer (a “successor entity”), has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but the outstanding shares (other than shares owned or controlled by the other party to the transaction) immediately prior to the event collectively represent less than 50% of the outstanding shares immediately following that event;

(c)	any statutory share exchange involving outstanding shares of the underlying equity issuer or any successor entity and the securities of another entity occurs, other than as part of an event described in clause (b) above;

PS-24

General Terms of the Notes

(d)	the underlying equity issuer or any successor entity sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

(e)	the underlying equity issuer or any successor entity effects a spin-off, that is, issues equity securities of another issuer to all holders of the underlying equity or basket asset, other than as part of an event described in clauses (b), (c) or (d) above (a “spin-off event”);

(f)	the underlying equity issuer or any successor entity is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or

(g)	a tender or exchange offer or going private transaction is commenced for all the outstanding shares of the underlying equity issuer or any successor entity and is consummated for all or substantially all of such shares.

If a reorganization event occurs with respect to an underlying equity or basket asset, then the determination of any conversion value will be made by the calculation agent based upon the amount, type and value of property or properties—whether securities, other property or a combination of securities, other property and cash—that a hypothetical holder of the number of shares of the underlying equity or basket asset prior to the reorganization event would have been entitled to receive in, or as a result of, the reorganization event. We refer to this new property as the “distribution property”. Such distribution property may consist of securities quoted and traded in a non-U.S. currency. Accordingly, in such circumstances, payment upon an exchange right settlement date, call date or at maturity will be based upon the value of such distribution property. An extraordinary cash dividend paid in connection with a reorganization event will constitute “distribution property” and adjustments shall be made as specified under this section. No interest will accrue on any distribution property.

If an offering of the Notes is linked to an underlying basket and a reorganization event occurs with respect to a basket asset, the required adjustment will be made with respect to that basket asset, as if it alone were the underlying equity. More specifically, the distribution property will only replace the affected basket asset in the determination of any conversion value by the calculation agent, taking into consideration the weight of the affected basket asset, and no adjustment will be made with respect to the other unaffected basket assets.

For the purpose of making an adjustment required by a reorganization event, the calculation agent will determine the value of each type of distribution property. For any distribution property consisting of a security (including a security quoted and traded in a non-U.S. currency), the calculation agent will use the closing level of the security on the relevant date of determination. The calculation agent may value other types of property in any manner it determines to be appropriate. If a holder of the applicable underlying equity or basket asset may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder of the applicable underlying equity or basket asset that makes no election, as determined by the calculation agent.

If a reorganization event occurs with respect to an underlying equity or basket asset and the calculation agent adjusts such underlying equity or basket stock to consist of the distribution property as described above (with the corresponding adjustment to the share exchange amount), the calculation agent will make further antidilution adjustments for any later events that affect the distribution property, or any component of the distribution property, constituting an adjusted underlying equity or basket asset (with corresponding adjustments to the share exchange amount) for that offering of the Notes. The calculation agent will do so to the same extent that it would make adjustments if the shares of the applicable underlying equity or basket asset were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the distribution property, the required adjustment will be made with respect to that component, as if it alone were the underlying equity or basket asset.

For example, assume an offering of the Notes is linked to one underlying equity and the respective underlying equity issuer merges into another company and each share of the underlying equity is converted into the right to receive two common shares of the surviving company and a specified amount of cash. Conceptually, the distribution property is treated much like an underlying basket, with the basket assets consisting of two common shares of the surviving company and the specified amount of cash. In the same manner as it would for a basket asset, the calculation agent will adjust the common share component of the adjusted underlying equity for each Note in the particular offering to reflect any later stock split or other event, including any later reorganization or antidilution event, that affects the common shares of the surviving company, to the extent described in this section and in “—Antidilution Adjustments for Notes Linked to an Underlying Equity or Basket Asset”, as if the common shares were issued by the respective underlying equity issuer. In that event, the cash component will not be adjusted but will continue to be a component of the underlying equity for that particular offering (with no interest adjustment).

PS-25

General Terms of the Notes

The calculation agent will be solely responsible for determination and calculation of the distribution property if a reorganization event occurs and any amounts due on the Notes, including the determination of the cash value of any distribution property, if necessary.

If a reorganization event occurs, the distribution property (which may include securities quoted and traded in a non-U.S. currency) distributed in, or as a result of, the event will be substituted for the applicable underlying equity or basket asset as described above. Consequently, in this product supplement, references to an applicable underlying equity or basket asset mean any distribution property that is distributed in a reorganization event and comprises an adjusted underlying equity or basket asset for the particular offering of the Notes. Similarly, references to the respective underlying equity issuer include any surviving or successor entity in a reorganization event affecting that issuer.

If the distribution property consists of one or more securities quoted and traded in a non-U.S. currency (the “non-U.S. securities”), then for all purposes, including the determination of the value of the distribution property (which may be affected by the closing level of the non-U.S. securities) on any valuation date, the closing level of such non-U.S. securities as of the relevant date of determination will be converted to U.S. dollars using the applicable exchange rate as described below, unless otherwise specified in the applicable pricing supplement.

On any date of determination, the applicable exchange rate will be the WM/Reuters Closing spot rate of the local currency of such non-U.S. securities relative to the U.S. dollar as published by Thomson Reuters PLC (“Reuters”) on the relevant page for such rate, or Bloomberg page WMCO, in each case at approximately 4:15 P.M., London time, for such date of determination. However, if such rate is not displayed on the relevant Reuters page or Bloomberg page WMCO on any date of determination, the applicable exchange rate on such day will equal the average (mean) of the bid quotations in New York City received by the calculation agent at approximately 3:00 P.M., New York City time, on such date of determination, from as many recognized foreign exchange dealers (provided that each such dealer commits to execute a contract at its applicable bid quotation), but not exceeding three, as will make such bid quotations available to the calculation agent for the purchase of the applicable non-U.S. currency for U.S. dollars for settlement on any valuation date in the aggregate amount of the applicable non-U.S. currency payable to holders of the Notes. If the calculation agent is unable to obtain at least one such bid quotation, the calculation agent will determine the exchange rate.

If (i) a reorganization event occurs with respect to an underlying equity and the relevant distribution property consists solely of cash (a “share-for-cash event”) or (ii) an underlying equity issuer or any successor entity becomes subject to a merger or consolidation with UBS AG or any of its affiliates (an “issuer merger event”), the calculation agent may select a substitute security (as defined under “—Delisting, Suspension of Trading or Change in Law” below) to replace such underlying equity that is affected by any such share-for-cash event or issuer merger event (the “original underlying equity”) after the close of the principal trading session on the trading day that is on or immediately following the announcement date of such share-for-cash event or issuer merger event, as applicable. The substitute security will be deemed to be the relevant underlying equity and the calculation agent will make any required adjustment to share exchange amount and/or any other relevant term, as applicable, and thereafter will determine any payment on the Notes by reference to the substitute security and such adjusted terms. If the substitute security is quoted and traded in a non-U.S. currency, then for all purposes, the closing level of the substitute security on any trading day will be converted to U.S. dollars using the applicable exchange rate as described above. Upon the occurrence of a share-for-cash event or an issuer merger event, if the calculation agent determines that no substitute security comparable to the original underlying equity exists, then the calculation agent will deem the closing level of the original underlying equity on the trading day immediately prior to the announcement date of the share-for-cash event or issuer merger event, as applicable, to be the closing level of the underlying equity on each remaining trading day to, and including, any valuation date.

PS-26

General Terms of the Notes

If an offering of the Notes is linked to an underlying basket and a share-for-cash event occurs with respect to a basket asset, then, on the third trading day immediately following the closing date of such share-for-cash event, the calculation agent shall reduce the basket weighting of the affected basket asset to zero and increase the basket weightings for the non-affected basket equities pro rata based on their respective basket weightings immediately prior to the share-for-cash event. In such case, the calculation agent will make a corresponding adjustment to the share exchange amount for each basket asset based upon the adjusted basket weightings. However, the calculation agent may only make the foregoing adjustment with respect to a share-for-cash event for the first two share-for-cash events that occurs during the term of the Notes. Any subsequent share-for-cash event during the term of the Notes will result in replacement of the affected basket asset with the relevant distribution property in accordance with the procedures described above.

If an offering of the Notes is linked to an underlying basket and two or more underlying equity issuers are subject to a merger, combination or consolidation with each other, irrespective of the foregoing, the distribution property that results from such merger, combination or consolidation will replace all of the affected basket assets (with no adjustment to any basket assets not affected by the merger, combination or consolidation). The calculation agent will make the corresponding adjustment(s), if any, to any relevant share exchange amount and/or any other relevant term, as applicable, as the calculation agent determines appropriate to account for any diluting or concentrative effect.

If an ADR is serving as the underlying equity or a basket asset and the foreign stock represented by such ADR is subject to a reorganization event as described above, no adjustments described in this section will be made (1) if holders of ADRs are not eligible to participate in such reorganization event or (2) aside from an issuer merger event, to the extent that the calculation agent determines that the foreign stock issuer or the depositary for the ADRs has made adjustments to account for the effects of such reorganization event. However, if holders of ADRs are eligible to participate in such reorganization event and the calculation agent determines that the foreign stock issuer or the depositary for the ADRs has not made adjustments to account for the effects of such reorganization event, the calculation agent may make any necessary adjustments to account for the effects of such reorganization event.

Change in Law

If “change in law” is specified as applicable in the applicable supplement and a change in law (as defined below) occurs, then the calculation agent may take the actions described herein under “—Delisting, Suspension of Trading or Change in Law” or “—Delisting of, or Change in Law Affecting, ADRs or Termination of ADR Facility”.

A “change in law” will occur if due to (A) the adoption of or any change in any applicable law, regulation or order (including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change, announcement or statement of the formal or informal interpretation by any court, tribunal, regulatory or executive authority with competent jurisdiction of any applicable law, regulation or order, the direct or indirect sale, purchase, beneficial ownership, holding, or transfer of, or any other transaction or other dealing related to, such underlying asset or basket asset, as applicable, by any class of eligible potential purchasers of the Notes, UBS AG or any affiliate is prohibited or, after giving effect to any applicable liquidation, unwind or cure period, will be prohibited (such applicable date, the “change date”).

Delisting, Suspension of Trading or Change in Law

If an underlying equity or basket asset is delisted or trading of the underlying equity or basket asset is suspended on the primary exchange for such underlying equity or basket asset, and such underlying equity or basket asset is immediately re-listed or approved for trading on a successor exchange which is a major U.S. securities exchange registered under the Exchange Act as determined by the calculation agent (a “successor exchange”), then such underlying equity or basket asset will continue to be deemed the underlying equity or basket asset, as applicable, except as described under “—Delisting of, or Change in Law Affecting, ADRs or Termination of ADR Facility”.

PS-27

General Terms of the Notes

If (i) an underlying equity or basket asset is delisted or trading of such underlying equity or basket asset is suspended on the primary exchange for such underlying equity or basket asset, and is not immediately re-listed or approved for trading on a successor exchange or (ii) a change in law occurs with respect to an underlying equity or basket asset, then the calculation agent may select a substitute security. A “substitute security” will be the common stock or ADR, which is listed or approved for trading on a major U.S. exchange or market, of a company then included in the same primary industry classification as the applicable underlying equity issuer as published on the Bloomberg Professional® service page <Ticker> <Equity> RV <GO> or any successor thereto that (i) satisfies all regulatory standards applicable to equity-linked securities at the time of such selection, (ii) is not subject to a hedging restriction or any other legal or regulatory restriction prohibiting, directly or indirectly, the investment in, or the sale, purchase, beneficial ownership, holding or transfer of, or any other transaction or other dealing related to, such underlying equity or basket asset by any class of eligible potential purchasers of the Notes and (iii) is the most comparable to the applicable underlying equity issuer as determined by the calculation agent based upon various criteria including but not limited to market capitalization, stock price volatility and dividend yield (the “substitute selection criteria”). A company is subject to a “hedging restriction” if UBS AG or any of its affiliates is subject to a trading restriction under the trading restriction policies of UBS AG or any of its affiliates that would materially limit the ability of UBS AG or any of its affiliates to hedge the Notes with respect to the common stock or ADR of such company. If there is no issuer with the same primary industry classification as the applicable underlying equity issuer that meets the requirements described above, the calculation agent may select a substitute security that is a common stock or ADR then listed or approved for trading on a major U.S. exchange or market (subject to the same absence of hedging restriction requirement and substitute selection criteria), from the following categories: first, issuers with the same primary “Sub-Industry” classification; second, issuers with the same primary “Industry” classification; and third, issuers with the same primary “Industry Group” classification, in each case, as the applicable underlying equity issuer. “Sub-Industry”, “Industry” and “Industry Group” have the meanings assigned by S&P Dow Jones Indices LLC, a subsidiary of S&P Global Inc. and MSCI Inc., or any successor(s) thereto for assigning Global Industry Classification Standard (“GICS”) Codes. If the GICS Code system of classification is altered or abandoned, the calculation agent may select an alternate classification system and implement similar procedures.

The substitute security will be deemed to be the underlying equity or basket asset, as applicable, and the calculation agent will make any required adjustment to the share exchange amount and/or any other relevant term, as applicable, and thereafter will determine any payment on the notes by reference to the substitute security and such adjusted terms. If the substitute security is traded in a non-U.S. currency, then for all purposes, the closing level of the substitute security on any trading day will be converted to U.S. dollars using the applicable exchange rate as described above in “—Reorganization Events”.

If the calculation agent determines that no substitute security comparable to the applicable underlying equity or basket asset exists or that selecting a substitute security would not properly reflect the economic consequences of the applicable events, preserve the relative investment risks of the Notes between the parties or result in a commercially reasonable outcome, the calculation agent may make such adjustments to the terms of the Notes as the calculation agent, in its sole discretion, determines appropriate to account for the economic effect on the Notes of such delisting, suspension or change in law, including, but not limited to determining in a commercially reasonable manner the value of the applicable underlying equity or basket asset impacted by such event (which may be zero) following the announcement date (as defined below) or change date, as applicable, and utilizing such value as the closing level of such underlying equity or basket asset on each remaining trading day, including any valuation date, until the maturity of the Notes.

The “announcement date” means the day of the first public announcement by the primary exchange for the applicable underlying equity or basket asset that such underlying equity or basket asset will cease to trade or be publicly quoted on such exchange.

Delisting of, or Change in Law Affecting, ADRs or Termination of ADR Facility

If an ADR serving as an underlying equity or basket asset is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act nor included in the OTC Bulletin Board Service operated by FINRA, or if the ADR facility between the issuer of the non-U.S. stock and the ADR depositary is terminated for any reason, then, on and after the date such ADR is no longer so listed or admitted to trading or the date of such termination, as applicable (the “ADR change date”), then the calculation agent will either deem the non-U.S. stock to be such underlying equity or basket asset or will select a substitute security in the manner described above under ““—Delisting, Suspension of Trading or Change in Law”, and, in either case, the calculation agent will make any required adjustment to the share exchange amount and/or any other relevant term, as applicable, and thereafter will determine any payments on the Notes by reference to the non-U.S. stock or substitute security and such adjusted terms.

To the extent that the non-U.S. stock and/or a group of one or more classes of non-U.S. stock substituted for the underlying equity or basket asset represents more than or less than one share of such underlying equity or basket asset, the calculation agent may modify the terms as necessary to ensure an equitable result including, but not limited to, changing the quantities and classes of such non-U.S. stock. On and after the ADR change date, for all purposes, the closing level of the non-U.S. stock will be expressed in U.S. dollars, converted using the applicable exchange rate as described above in “—Reorganization”, unless otherwise specified in the applicable pricing supplement.

PS-28

General Terms of the Notes

If a change in law occurs with respect to an ADR serving as an underlying equity or basket asset, then on and after the change date, the calculation agent will adjust the terms of the Notes as described under “—Delisting, Suspension of Trading or Change in Law”, which, for the avoidance of doubt, may include either selecting a substitute security or determining in a commercially reasonable manner the value of the applicable underlying equity or basket asset following the change date, in each case, as described in greater detail above.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem your Notes in the circumstances described under “Description of Debt Securities We May Offer—Optional Tax Redemption” in the accompanying prospectus. If we exercise this right with respect to your Notes, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of your Notes is accelerated, we will pay the default amount in respect of the principal of your Notes at maturity. We describe the default amount below under “—Default Amount”.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of the series of Notes constituted by that Note. Although the terms of the Notes may differ from those of the other Medium-Term Notes, Series B, holders of specified percentages in principal amount of all Medium-Term Notes, Series B, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B, including the Notes. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the Medium-Term Notes, Series B, after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer—Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer—Modification and Waiver of Covenants”.

Default Amount

The default amount for your Notes on any day will be an amount, in U.S. dollars for the principal of your Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Notes. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of your Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest – or, if there is only one, the only – quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

PS-29

General Terms of the Notes

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

➢	no quotation of the kind referred to above is obtained; or

➢	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or any successor, or any other comparable rating then used by that rating agency, or

➢	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment on or delivery of your Notes on a payment date, including the maturity date, will be made to accounts designated by you or the holder of your Notes and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We may also make any payment in accordance with the applicable procedures of the depositary.

Regular Record Dates for Coupons

If applicable and unless otherwise specified in the applicable pricing supplement, the regular record date relating to a payment for the Notes will be the business day prior to the payment date.

Trading Day

A “trading day” is a day, as determined by the calculation agent, on which trading is scheduled to be generally conducted on the primary U.S. exchange(s) or market(s) on which the applicable underlying equity or basket asset is listed or admitted for trading. With respect to an underlying equity or basket asset issued by a non-U.S. issuer that is listed or admitted for trading on a non-U.S. exchange or market, a day, as determined by the calculation agent, on which trading is scheduled to be generally conducted on the primary non-U.S. exchange(s) or market(s) on which such instrument is listed or admitted for trading.

Business Day

When we refer to a business day with respect to your Notes, we mean any day that is a business day of the kind described in “Description of Debt Securities We May Offer—Payment Mechanics for Debt Securities” in the accompanying prospectus. The payment dates for your Notes will be the dates specified in the applicable pricing supplement, unless such specified date is not a business day, in which case the applicable date will be the next following business day.

PS-30

General Terms of the Notes

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the settlement date of the Notes without notice. The calculation agent will make all determinations and calculations regarding any amounts payable in respect of your Notes, market disruption events, antidilution and reorganization adjustments, business days, trading days, valuation dates, the default amount, all applicable economic terms of the Notes and all other determinations with respect to the Notes in its sole discretion. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any determination or calculation made by the calculation agent.

Booking Branch

The booking branch of UBS AG will be specified in the applicable pricing supplement.

PS-31

General Terms of the Notes

Use of Proceeds and Hedging

The net proceeds from the offering of the Notes will be used to provide funding for our operations and other general corporate purposes as described in the accompanying prospectus under “Use of Proceeds”. We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we and/or our affiliates expect to enter into hedging transactions involving purchases and sales of any underlying asset and/or basket assets, as applicable, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments on those assets prior to, on and/or after the applicable trade date. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into. Consequently, with regard to your Notes, from time to time, we and/or our affiliates may:

➢	acquire or dispose of long or short positions of any underlying equity and/or, basket assets;

➢	acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the price of the above instruments;

➢	acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of any components of the U.S. or non-U.S. underlying asset or basket assets;

➢	any combination of the above three.

We and/or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We and/or our affiliates may close out our or their hedge position relating to the Notes on or before the final valuation date for your Notes. That step may involve sales or purchases of the instruments described above. No holder of the Notes will have any rights or interest in our or any affiliates’ hedging activity or any positions we or our affiliates may take in connection with any hedging activity.

The hedging activity discussed above may adversely affect the market value of your Notes from time to time, and any payment on your Notes. See the “Risk Factors” section in this product supplement for a discussion of these adverse effects.

PS-32

Material U.S. Federal Income Tax Consequences

Material U.S. Federal Income Tax Consequences

General

The U.S. federal income tax consequences of an investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of how certain Notes should be treated for U.S. federal income tax purposes and we do not plan to request a ruling from the Internal Revenue Service (“IRS”). The following is a general description of certain material U.S. federal income tax consequences of the ownership and disposition of the Notes and does not purport to be a complete analysis of all tax considerations relating to the Notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed Treasury regulations, rulings and decisions, in each case, as available and in effect as of the date of this document, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. The applicable pricing supplement will contain a further discussion of the U.S. federal income tax consequences applicable to that offering of Notes, which may differ from the discussion herein. Prospective purchasers of the Notes are urged to read the discussion in the applicable pricing supplement relating to their Notes and to consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the federal, state, and local tax laws of the U.S. of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts, in each case as applicable, under the Notes.

The discussion below supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to investors that acquire the Notes upon initial issuance for their principal amount and hold the Notes as capital assets for U.S. federal income tax purposes. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, including alternative minimum tax consequences and does not address the different tax consequences that apply to holders that are members of a class of holders subject to special rules, such as:

➢	a dealer,

➢	a trader that elects to use a mark-to-market method of accounting for its Notes holdings,

➢	a financial institution or a bank,

➢	a regulated investment company (“RIC”), real estate investment trust (“REIT”) or a common trust fund,

➢	an insurance company,

➢	a tax-exempt organization including an “individual retirement account” or “Roth IRA”, as defined in Section 408 or 408A of the Code, respectively,

➢	a person that owns Notes as part of a hedging transaction, straddle, synthetic Note, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the Notes or a “wash sale” with respect to the Notes or any underlying assets,

➢	a former citizen or resident of the U.S.,

➢	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or

➢	taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

Prospective investors considering the purchase of a Note should consult their tax advisors concerning the application of the U.S. federal income tax laws to their particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdictions.

Except as discussed under “—Non-U.S. Holders” below, this discussion is only applicable to U.S. holders. For purposes of this summary, a U.S. holder is a beneficial owner of a Note that is: (i) an individual who is a citizen or a resident of the U.S. for U.S. federal income tax purposes, (ii) a domestic corporation or other entity that is treated as a corporation for U.S. federal income tax purposes and is created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a court within the U.S. is able to exercise primary supervision over its administration, and one or more U.S. persons for U.S. federal income tax purposes have the authority to control all substantial decisions of the trust. For purposes of this summary, a “non-U.S. holder” is a beneficial owner of a Note that is: (i) a nonresident alien individual for U.S. federal income tax purposes, (ii) a foreign corporation for U.S. federal income tax purposes; or (iii) an estate or trust whose income is not subject to U.S. federal income tax on a net income basis.

PS-33

Material U.S. Federal Income Tax Consequences

An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. for U.S. federal income tax purposes by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Notes.

We will not attempt to ascertain whether an underlying asset or any of the entities whose stock is included in, or owned by, a underlying asset, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If an underlying asset or one or more of the entities whose stock is included in, or owned by, an underlying asset, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by an underlying asset or entities whose stock is included in, or owned by, an underlying asset, as the case may be, and consult your tax advisor regarding the possible consequences to you if an underlying asset or one or more of the entities whose stock is included in, or owned by, an underlying asset, as the case may be, is or becomes a PFIC or USRPHC.

Tax Treatment of the Notes

The following discussion assumes that the Notes will have a term that is greater than one year. The material U.S. federal income tax considerations related Notes with a term of one year or less will be described in the applicable pricing supplement.

Except as otherwise set forth in the applicable pricing supplement, we intend to treat the Notes for United States federal income tax purposes as debt instruments subject to special rules governing contingent payment debt instruments (“CPDIs”). Pursuant to the terms of the Notes, each investor agrees to treat the Notes in accordance with such treatment. The balance of this summary is based on the characterization and treatment of the Notes as described above.

U.S. Holders

Under the Treasury regulations governing CPDIs, OID for CPDIs is determined and accrued under the “noncontingent bond method.” Under the noncontingent bond method, for each accrual period, holders of the Notes accrue OID equal to the product of (i) the “comparable yield” (adjusted for the length of the accrual period) and (ii) the “adjusted issue price” of the Notes at the beginning of the accrual period. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a holder for each day in the accrual period on which the holder holds the CPDI, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method may result in recognition of income prior to the receipt of cash.

In general, the comparable yield of a CPDI is equal to the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including level of subordination, term, timing of payments, and general market conditions. The applicable pricing supplement will provide such comparable yield.

PS-34

Material U.S. Federal Income Tax Consequences

The adjusted issue price at the beginning of each accrual period is generally equal to the issue price of the Note plus the amount of OID previously includible in the gross income of the holder, less any noncontingent payment and the projected amount of any contingent payment contained in the projected payment schedule (as described below) previously made on the CPDI. If a Note provides for noncontingent payments that exceed the amount that a holder would be required to accrue (without regard to any negative or positive adjustments), we intend to treat the excess as a nontaxable return of principal that will, in turn, reduce the “adjusted issue price” of the Notes.

In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule solely for the purpose of determining the amount of OID that a U.S. holder will be required to accrue (which will be required to be reported on an IRS Form 1099). The projected payment schedule includes all noncontingent payments, and projected amounts for each contingent payment to be made under the CPDI that are adjusted to produce the comparable yield. The applicable pricing supplement will either provide such projected payment schedule, or the name or title and address or telephone number of our representative who will provide such projected payment schedule. The projected payment schedule remains fixed throughout the term of the CPDI. A holder is required to use our projected payment schedule to determine its OID accruals and adjustments unless the holder determines that our projected payment schedule is unreasonable, in which case the holder must disclose its own projected payment schedule in connection with its U.S. federal income tax return and the reason(s) why it is not using our projected payment schedule. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount(s) that we will pay on a Note.

If the actual amounts of contingent payments are different from the amounts reflected in the projected payment schedule, a holder is required to make adjustments in its OID accruals under the noncontingent bond method described above when those amounts are paid. Adjustments arising from contingent payments that are greater than the assumed amounts of those payments are referred to as “positive adjustments”; adjustments arising from contingent payments that are less than the assumed amounts are referred to as “negative adjustments.” Positive and negative adjustments are netted for each taxable year with respect to each Note. A net negative adjustment is not subject to the limitations imposed on miscellaneous deductions under Section 67 of the Code. Any net positive adjustment for a taxable year is treated as additional OID income of the holder. Any net negative adjustment reduces any OID on the Note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the holder to the extent of OID accrued in prior years. The balance, if any, is treated as a negative adjustment in subsequent taxable years and, to the extent that it has not previously been taken into account, reduces the amount realized upon a taxable disposition of the Note.

If a contingent payment becomes fixed (within the meaning of applicable Treasury regulations) more than six months before its due date, a positive or negative adjustment, as appropriate, is made to reflect the difference between the present value of the amount that is fixed and the present value of the projected amount. The present value of the amount is determined by discounting the amount from the date the payment is due to the date the payment becomes fixed, using a discount rate equal to the comparable yield.

Upon the maturity or upon the exercise of the exchange right or an issuer’s call or upon sale, exchange or other taxable disposition, a U.S. holder will generally recognize gain or loss equal to the difference, if any, between the amount realized with respect to the Notes and the holder’s adjusted tax basis in the Notes. A U.S. holder’s adjusted tax basis in the Notes generally equals the amount paid for the Notes, increased by the amount of OID previously accrued by the holder in respect of the Notes, disregarding any positive or negative adjustments, and decreased by the amount of any noncontingent payments and all prior projected contingent payments previously made in respect of the Notes. A U.S. holder generally will treat any gain as interest income, and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary losses, and the balance as capital loss. The deductibility of capital losses is subject to limitations.

Prospective investors should consult their tax advisors with respect to the application of the CPDI provisions to Notes.

PS-35

Material U.S. Federal Income Tax Consequences

Medicare Tax on Net Investment Income

U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return, or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their advisors with respect to the consequences of the 3.8% Medicare tax.

Alternative Treatments

While the we intend to treat the Notes as CPDIs unless otherwise specified in the applicable pricing supplement, and holders agree to treat the Notes as such pursuant to the terms of the Notes, it is possible that the IRS could assert that the Notes do not constitute indebtedness for U.S. federal income tax purposes. In the event that the IRS were to adopt such a contrary view and ultimately prevail, the amount, timing and character of income, gain or loss in respect of the Notes could be materially different from what is described above. If the Notes are not characterized as indebtedness, then their classification for U.S. federal income tax purposes would be uncertain and a number of tax characterizations would be possible. Prospective U.S. holders should consult their tax advisors with respect to the U.S. federal income tax consequences to them of an investment in the Notes, including any possible alternative characterizations and treatments.

Information Reporting with respect to Foreign Financial Assets

U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require U.S. taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the Notes or a sale of the Notes is generally not expected to be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause an investment in the Notes or a sale of the Notes to be treated as a Reportable Transaction. Holders should consult with their tax advisors regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning or disposing of Notes.

Non-United States Holders

Subject to Section 871(m) of the Code and FATCA, each discussed below, we generally expect to treat interest (including OID) and payments made to a non-U.S. holder at maturity or upon the exercise of the exchange right or an issuer’s call or upon sale, exchange or other taxable disposition as exempt from U.S. withholding tax if (i) such non-U.S. holder complies with certain certification and identification requirements as to its non-U.S. status, including providing us (and/or the applicable withholding agent) a fully completed and validly executed applicable IRS Form W-8 and (ii) such non-U.S. holder is unrelated to us and is not a bank, and the interest is not contingent within the meaning of Section 871(h)(4) of the Code.

PS-36

Material U.S. Federal Income Tax Consequences

In general, gain realized on a taxable disposition of the Notes by a non-U.S. holder will not be subject to federal income tax, unless:

➢	the gain with respect to the Notes is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S.;

➢	the non-U.S. holder is a nonresident alien individual who holds the Notes as a capital asset and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition (including but not limited to disposition by sale, exchange, redemption, or repayment of principal at maturity) and certain other conditions are satisfied; or

➢	the non-U.S. holder has certain other present or former connections with the U.S.

If the gain realized on a taxable disposition of the Notes by the non-U.S. holder is described in either of the three preceding bullet points, the non-U.S. holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

Further, if we determine that there is a material risk that we will be required to withhold on any payments on the Notes, we may withhold on any such payments to a non-U.S. holder at a 30% rate, unless such non-U.S. holder has provided to us (and/or the applicable withholding agent) with (i) a valid IRS Form W-8ECI or (ii) a valid IRS Form W-8BEN or W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding.

The Treasury has issued regulations under which a 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more U.S.-source dividend-paying equity securities or indices containing U.S.-source dividend-paying equity securities (an “871(m) Specified ELI”). The withholding tax can apply even if the 871(m) Specified ELI does not provide for payments that reference dividends. Under these regulations, the withholding tax generally will apply to 871(m) Specified ELIs (or a combination of 871(m) Specified ELIs treated as having been entered into in connection with each other) issued (or reissued, as discussed below) on or after January 1, 2019, but will also apply to certain 871(m) Specified ELIs (or a combination of 871(m) Specified ELIs treated as having been entered into in connection with each other) that have a delta of one (“Delta-One Specified ELIs”) issued (or reissued, as discussed below) on or after January 1, 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to 871(m) Specified ELIs that are not Delta-One Specified ELIs and are issued before January 1, 2023. Except as otherwise set forth in any applicable pricing supplement, we expect that the delta of notes issued pursuant to this prospectus supplement with respect to the Reference Asset will not be one, and therefore, we expect that non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under Notes that are issued before January 1, 2023.

The 30% withholding tax may also apply if the Notes are deemed to be reissued for tax purposes upon the occurrence of certain events affecting an underlying asset, any underlying constituents or the Notes, and following such occurrence the Notes could be treated as Delta-One Specified ELIs that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other Section 871(m) tax could apply to the Notes under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of an underlying asset, any underlying constituents or the Notes. Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, non-U.S. holders are urged to consult their tax advisors regarding the potential application of Section 871(m) of the Code to the Notes (including in the context of their other transactions in respect of an underlying asset or the Notes, if any) and the 30% withholding tax to an investment in the Notes.

We will not pay any additional amounts on account of any withholding tax.

Backup Withholding and Information Reporting

The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless a holder is an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if such holder fails to provide certain identifying information (such as an accurate taxpayer number in the case of a U.S. holder) or meet certain other conditions. A non-U.S. holder that provides a properly executed and fully completed applicable IRS Form W-8, will generally establish an exemption from backup withholding.

PS-37

Material U.S. Federal Income Tax Consequences

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against U.S. federal income tax liability, provided the required information is furnished to the IRS.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. -source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to proposed Treasury regulations and other IRS guidance on which taxpayers may rely, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of any underlying equity issuer and/or any underlying constituent issuers, as applicable).

PS-38

Certain ERISA Considerations

We, UBS Securities LLC and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Note Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Code) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Notes by a Plan with respect to which UBS Securities LLC or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of Notes where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption and that the purchase, holding and, if applicable, subsequent disposition of the Notes will not constitute or result in a non-exempt prohibited transaction. In addition, any such Plan also will be deemed to have represented that none of us, UBS Securities LLC or any other of our affiliates is a fiduciary in connection with the acquisition, holding and disposition of the Notes, or as a result of the exercise by us or our affiliates of any rights in connection with the Notes.

Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of ERISA and Section 4975 of the Code thereto, including but not limited to the prohibited transaction rules and the applicable exemptions.

The discussion above supplements the discussion under “Benefit Plan Investor Considerations” in the accompanying prospectus.

PS-39

Supplemental Plan of Distribution (Conflicts of Interest)

Unless otherwise specified in the applicable pricing supplement, with respect to each Note to be issued, UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of the applicable pricing supplement. UBS Securities LLC intends to resell the offered Notes at the original issue price to public applicable to the offered Notes to be resold. UBS Securities LLC may resell the Notes to securities dealers (the “Dealers”) at a discount from the original issue price applicable to the offered Notes of up to the underwriting discount set forth on the front cover of the applicable pricing supplement. In some cases, the Dealers may resell the Notes to other securities dealers who resell to investors and reallow those other securities dealers all or part of the discount they receive from UBS Securities LLC. In the future, we and/or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus and “Supplemental Plan of Distribution (Conflicts of Interest)” in the applicable pricing supplement.

UBS may use this product supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC or any other affiliate of UBS may use this product supplement and accompanying prospectus in a market-making transaction for any Notes after their initial sale. In connection with any offering of the Notes, UBS, UBS Securities LLC, and any other affiliate of UBS or any other securities dealers may distribute this product supplement and accompanying prospectus electronically. Unless stated otherwise in the applicable confirmation of sale delivered by UBS or its agent, this product supplement and accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest—UBS Securities LLC is an affiliate of UBS and, as such, will have a “conflict of interest” in an offering of the Notes within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from any public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, each offering will be conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell the Notes in an offering to an account over which it exercises discretionary authority without the prior specific written approval of the accountholder.

Prohibition of Sales to EEA & UK Retail Investors— The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

PS-40